UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WYNN RESORTS, LIMITED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2018 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING DEALER SUPERVISOR CONCIERGE FLORIST CHEF LEADER FRONT DESK REP DRIVER WYNN RESORTS

We’re the people who made this brand what it is. And we are the future of Wynn Resorts. SEAMER ENGINEER BUTLER SALONISTA STYLIST DJ We’re accountants and acrobats. Bartenders and builders. Chefs and chocolatiers. Designers and dealers. Estheticians and electricians. We’re gardeners and greeters. Pastry Chefs and performers. We’re receptionists and retailers. Secretaries and sommeliers. And we’re waiters and writers, too. We are the 25,000 people who give our guests a 5-star experience, every day, around the world.

LETTER FROM OUR INDEPENDENT

BOARD CHAIR

DEAR FELLOW SHAREHOLDERS,

Last year was a strong financial year for Wynn Resorts. My sincere thanks go out to our 25,000 dedicated employees who made it happen; their efforts and commitment were vital to our Company’s success. This year, we face very different challenges. Commencing with the appointment of Matt Maddox as our new CEO on February 6, we have important work ahead of us.

With thoughtfulness and a profound understanding of the moment, we are taking all due measures to protect the interests of our shareholders, our 25,000 employees, our customers in the US and abroad, and the communities in which we live and work. Most notably, we have pledged ourselves to further enhancing our overall corporate governance.

In only a few months we have:

•	Commenced a board refreshment process to strengthen our Board going forward. On April 17, 2018, after an in-depth process to identify and evaluate potential candidates, our Board appointed Betsy Atkins, Dee Dee Myers, and Wendy Webb to the Board. With these new appointments and following Mr. Virtue’s retirement from the Board, 40% of our directors are women, a milestone shared by fewer than 10% of the S&P 400. Our three new directors bring diverse experience and expertise to our Board, and each will enhance and strengthen our Board’s oversight of the Company.

•	Formed a Special Committee of independent directors to investigate allegations regarding former CEO, Stephen A. Wynn, and conduct a comprehensive review of internal workplace policies and procedures.

•	Sold 5.3 million newly issued shares (at $175 a share) to Galaxy Entertainment Group, a Hong-Kong listed leading resort, hospitality and gaming company; the remaining 8 million shares held by Stephen A. Wynn were sold to two existing long-term investors, which we believe demonstrates their confidence in the ongoing strength of the Company.

•	Settled long-running litigation with Universal Entertainment Corporation and Aruze USA, Inc., which we believe the markets received positively.

•	Affirmatively engaged our largest shareholders to invite advice and input and ensure their confidence in our forward-looking plans.

•	Worked actively to maintain good relationships with our regulators.

Managers at every level have expanded the channels of communications with our employees around the world, to convey our respect for, and commitment to, them and to a diverse and inclusive community and environment in which to work. Part and parcel of this is to express and to affirm our belief that they are integral to our success. Day in and day out, they deliver the 5-star service for which our Company is proudly known, and thus, they perform a vital role essential to our future.

When you vote your proxy this year, we ask for your support not only of your Board of Directors, but for all of the 25,000 people who, indeed, are Wynn Resorts. Our journey through this transition has begun. We are proud to be furthering an important transition for our Company. With your support, we are committed to completing what we have started.

Sincerely,

D. Boone Wayson

Non-executive Chairman of the Board

NOTICE OF ANNUAL MEETING

DATE AND TIME

May 16, 2018

9:00 am PT.

PLACE

Encore Theater at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada

This Proxy Statement and our
2017 Annual Report on Form
10-K are available at http://www.wynnresorts.com on
the Company Information
page under the “Annual
Meeting” heading.

PURPOSE OF THE MEETING

The Annual Meeting will be held for the following purposes:

1. To elect three Class I directors to serve until the 2021 Annual Meeting of Shareholders;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

3. To approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the Proxy Statement;

4. To consider and vote on the shareholder proposal requesting a political contributions report, if properly presented at the Annual Meeting; and

5. To consider and transact such other business as may properly come before the Annual Meeting, or at any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only the Company’s shareholders of record at the close of business on March 19, 2018, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting, and at any adjournments or postponements thereof. Only such shareholders, their proxy holders and our invited guests may attend the Annual Meeting.

NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our Annual Report for the fiscal year ended December 31, 2017, are available at http://www.wynnresorts.com on the Company Information page under the “Annual Meeting” heading. We first mailed our Annual Meeting materials (including the Proxy Statement, proxy card and our Annual Report for the fiscal year ended December 31, 2017) to shareholders on or about April 18, 2018.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, you are encouraged to read the attached Proxy Statement and then cast your vote as promptly as possible by following the instructions on the proxy card you receive. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. If your shares are held through an intermediary, such as a bank, broker or other nominee, unless you provide voting instructions to such person, your shares will not be voted on most matters being considered at the Annual Meeting and, therefore, your vote is especially important.

By Order of the Board of Directors

Kim Sinatra

Secretary

Las Vegas, Nevada

April 18, 2018

Wynn 2018 Proxy Statement

OUR BOARD AND CORPORATE GOVERNANCE

In this section, Wynn Resorts, Limited (the “Company” or “we”) will tell you about:

•	Board Composition and Refreshment

•	Director Skills, Experience and Tenure

•	Director Biographies

•	Board Size, Classes, and Terms

•	Board Committees

•	Board Governance
•	Board Role in Risk Oversight

•	Board Meetings/Annual Meeting

•	Board Communication and Engagement

•	Board Compensation

BOARD COMPOSITION AND REFRESHMENT

As part of our commitment to the refreshment and strengthening of our Board of Directors (“Board”), our Board has appointed three new members, enhancing our Board’s diversity of perspective and expertise.

In February 2018, our Nominating and Corporate Governance Committee (“Corporate Governance Committee”) of the Board began a process to add directors to meet our evolving needs and strengthen our diversity. The Corporate Governance Committee retained an independent search firm to assist us.

On March 5, 2018, Dr. Ray R. Irani, who began serving on our Board in October 2007, resigned. In addition, on March 5, 2018, Alvin V. Shoemaker advised the Board that he will not stand for re-election at the expiration of his term at the Company’s 2019 Annual Meeting. On April 17, 2018, J. Edward Virtue advised the Board that he will not stand for re-election at the expiration of his term at the Company’s 2018 Annual Meeting. Stephen A. Wynn, who served as a director of the Company from June 2002, resigned on February 6, 2018 as Chief Executive Officer and Chairman of the Board.

On April 17, 2018, following a thorough and careful search by the Corporate Governance Committee to identify and evaluate potential candidates, the Board appointed Betsy Atkins, Margaret (Dee Dee) Myers, and Winifred (Wendy) Webb, as Class I, Class II and Class II members of the Board, respectively. Ms. Atkins is standing for election at the Company’s 2018 Annual Meeting. Ms. Myers’ and Ms. Webb’s terms will expire at the Company’s 2019 Annual Meeting. These appointments advance the Company’s commitment to diversify the gender, skills and experience of the Board, strengthening its expertise in corporate governance, communications and public affairs, technology, strategic positioning, and hospitality and branding.

DIRECTOR SKILLS, EXPERIENCE AND TENURE

As the left-hand chart below summarizes, our Board members’ skills and experiences cover the areas we believe are most important to our sustainable success. In addition, as the right-hand chart below reflects, our Board has been steadily refreshed and has what we believe is an optimal range of tenures. Importantly, our three new directors since 2015 add significant China, government, and public policy expertise to our Board. The three new directors that have been appointed to the Board, each of whom has been determined to be independent, will provide further refreshment of the Board and will bring additional gaming and hospitality, branding and marketing and financial expertise to the Board.

1 |

OUR BOARD AND CORPORATE GOVERNANCE

DIRECTOR BIOGRAPHIES

Biographical and other information for our directors is provided below.

JOHN J. HAGENBUCH Chairman, M&H Realty Partners and WestLand Capital Partners DIRECTOR SINCE DECEMBER 2012 TERM EXPIRES: 2018 ANNUAL MEETING AGE: 66 BOARD COMMITTEES: Audit, Chair Compensation

Mr. Hagenbuch is Chairman of M&H Realty Partners and WestLand Capital Partners, investment firms he co-founded in 1994 and 2010, respectively.

PREVIOUS EXPERIENCE

•   General Partner of Hellman & Friedman, a private equity firm that he joined as its third partner in 1985

•   Salomon Brothers investment banker, raising financing in the worldwide capital markets for large corporate clients as well as advising them on strategic initiatives, including mergers, acquisitions and restructurings

•   Director of a number of private and public companies (including GAMI, Inc. and American President Companies Ltd, the largest trans-Pacific container line at the time)

EDUCATION

•   Mr. Hagenbuch graduated with an A.B. from Princeton University and received a M.B.A. from Stanford University.

EXPERTISE

•   Mr. Hagenbuch brings to our Board deep corporate strategy and financial expertise gained over 30 years as a private equity investor and as a director of both public and private companies.

PATRICIA MULROY

Non-Resident Senior Fellow for Climate
Adaptation & Environmental Policy,
Brookings Institution; Practitioner in
Residence, Saltman Center for Conflict
Resolution, William S. Boyd School of Law,
University of Nevada Las Vegas

DIRECTOR SINCE OCTOBER 2015

TERM EXPIRES: 2018 ANNUAL MEETING

AGE: 65

BOARD COMMITTEES:

Corporate Governance

Compliance

Ms. Mulroy is currently a Non-Resident Senior Fellow for Climate Adaptation and Environmental Policy for the Brookings Institution and a Practitioner in Residence at the Saltman Center for Conflict Resolution at the William S. Boyd School of Law at University of Nevada Las Vegas. Ms. Mulroy operates a consulting firm representing both corporate and government clients in water matters. Ms. Mulroy recently completed her term as a member of the Global Agenda Council on Water of the World Economic Forum.

PREVIOUS EXPERIENCE

•   July 2014 through October 2015: served on the Nevada Gaming Commission

•   1995 to 2014: Nevada’s representative on Colorado River Basin issues, serving as the lead negotiator from 2007 to 2014

•   1993 to 2014: General Manager of the Southern Nevada Water Authority

•   1989 to 2014: General Manager of the Las Vegas Valley Water District

EDUCATION

•   Ms. Mulroy graduated with a B.A. and M.A. from the University of Nevada, Las Vegas.

EXPERTISE

•   Ms. Mulroy brings more than 30 years of government experience to the Board, serving in numerous leadership roles focusing on Nevada’s public infrastructure. Additionally, Ms. Mulroy’s experience on the Nevada Gaming Commission brings experience and insight into state regulatory and public policy issues impacting the Company’s operations.

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OUR BOARD AND CORPORATE GOVERNANCE

BETSY ATKINS Chief Executive Officer and Founder, Baja Corporation DIRECTOR SINCE APRIL 2018 TERM EXPIRES: 2018 ANNUAL MEETING AGE: 64

Ms. Atkins has been the Chief Executive Officer of Baja Corporation, an independent venture capital firm focused on technology, renewable energy and life sciences, since 1994. Ms. Atkins currently serves on the Boards of Schneider Electric (since April 2011), SL Green Realty (since April 2015), and Cognizant Technology Solutions (since April 2017), as well as a number of private companies. Ms. Atkins is also an advisor to SAP.

PREVIOUS EXPERIENCE

•   2013 to 2016: Chair, APX Labs (a Google Glass enterprise software company)

•   February 2009 to August 2009: Chair and Chief Executive Officer, Clear Standards (until acquired by SAP)

•   1991 to 1993: Chair and Chief Executive Officer, NCI

•   1989 to 1999: Co-founder, Director, Executive Vice President Sales, Marketing, International Operations, Ascend Communications (until acquired by Lucent Technologies)

•   Previously served on the boards of HD Supply Holdings, Polycom, SunPower, Chico’s FAS, Ciber, Darden Restaurants

•   Formerly an advisor to British Telecom and presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee

EDUCATION

•   Ms. Atkins graduated with a B.A. from the University of Massachusetts.

EXPERTISE

•   Ms. Atkins brings to our Board executive leadership and operational experience in various infrastructure and retail industries, as well as significant public board experience and executive compensation, sustainability and enterprise risk management expertise.

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OUR BOARD AND CORPORATE GOVERNANCE

J. EDWARD VIRTUE Chief Executive Officer and Founder, MidOcean Partners DIRECTOR SINCE NOVEMBER 2012 TERM EXPIRES: 2018 ANNUAL MEETING AGE: 57 BOARD COMMITTEES: Compensation, Chair Corporate Governance

Mr. Virtue has been the Chief Executive Officer and Founder of MidOcean Partners, an alternative asset manager based in New York, since its founding in 2003.

Mr. Virtue has advised the Board that he will not stand for re-election at the expiration of his term at the Company’s 2018 Annual Meeting, but will serve the remainder of his term.

PREVIOUS EXPERIENCE

•   Senior positions at financial service firms Deutsche Bank, Bankers Trust and Drexel Burnham Lambert

EDUCATION

•   Mr. Virtue graduated with a B.A. from Middlebury College.

EXPERTISE

•   Mr. Virtue has extensive financial experience as a fund manager and business investor, including experience in the gaming, hospitality and consumer products industries. The continuing challenges of the global economic environment require sophisticated and diverse experience in capital markets, which Mr. Virtue provides.

MARGARET (DEE DEE) MYERS Executive Vice President Worldwide Corporate Communications and Public Affairs, Warner Bros. Entertainment DIRECTOR SINCE APRIL 2018 TERM EXPIRES: 2019 ANNUAL MEETING AGE: 56

Ms. Myers has been Executive Vice President, Worldwide Corporate Communications and Public Affairs for Warner Bros. Entertainment, a broad-based entertainment company and division of TimeWarner, Inc., since September 2014.

PREVIOUS EXPERIENCE

•   September 2010 to September 2014: Managing Director, Strategic Communications and Public Affairs Practice, Glover Park Group

•   1994 to 2010: Political analyst, commentator and writer

•   January 1993 to December 1994: White House Press Secretary

•   Ms. Myers is the author of the 2008 New York Times best-selling book, “Why Women Should Rule the World”

EDUCATION

•   Ms. Myers graduated with a B.S. from Santa Clara University.

EXPERTISE

•   Ms. Myers has extensive experience providing counsel on strategic and crisis communications, reputation management and integrated marketing, drawing on her years in politics and media. She brings to our board expertise in global corporate communications strategies and activities, including media relations, public positioning, executive communications, corporate responsibility and philanthropy.

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OUR BOARD AND CORPORATE GOVERNANCE

JAY L. JOHNSON Retired DIRECTOR SINCE AUGUST 2016 TERM EXPIRES: 2019 ANNUAL MEETING AGE: 71 BOARD COMMITTEES: Compensation

Admiral Johnson retired as Chairman and Chief Executive Officer of General Dynamics Corporation, a publicly traded manufacturer of defense, aerospace, and other technology products, in December 2012. Admiral Johnson is a member of the Council on Foreign Relations and currently serves as a director of International Paper Company, the U.S. Naval Academy Foundation, and The Peregrine Fund.

PREVIOUS EXPERIENCE

•   2000 to 2008: various senior executive roles at Dominion Resources Inc., a publicly traded energy company, including as CEO of Dominion Virginia Power

•   Prior to 2000: 32-year career in the U.S. Navy, serving as chief of naval operations and a member of the Joint Chiefs of Staff since 1996

EDUCATION

•   Admiral Johnson graduated with a B.S. from the United States Naval Academy.

EXPERTISE

•   Admiral Johnson’s experience as an executive and director of various public companies contributes to the Board’s ability to guide corporate strategy and oversee public company governance. Additionally, the Board benefits from Admiral Johnson’s distinguished 32-year military career, which provides valuable public policy and government relations experience as well as extensive leadership and strategic skills.

ALVIN V. SHOEMAKER Retired DIRECTOR SINCE DECEMBER 2002 TERM EXPIRES: 2019 ANNUAL MEETING AGE: 79 BOARD COMMITTEES: Compensation Audit

Mr. Shoemaker was the Chairman of the Board of First Boston Inc. and First Boston Corp. from April 1983 until his retirement in January 1989, at the time of its sale to Credit Suisse Bank. Mr. Shoemaker currently serves as a member of the board of directors of Huntsman Corporation.

Mr. Shoemaker has advised the Board that he will not stand for re-election at the expiration of his term at the Company’s 2019 Annual Meeting, but will serve the remainder of his term.

EDUCATION

•   Mr. Shoemaker graduated with a B.S. in economics from the Wharton School of Management, University of Pennsylvania, and has a J.D. from the University of Michigan Law School.

EXPERTISE

•   Mr. Shoemaker’s deep experience as a financial executive serving as the Chairman of First Boston contributes to the Board’s oversight of the Company’s financial matters.

5 |

OUR BOARD AND CORPORATE GOVERNANCE

WINIFRED (WENDY) WEBB Chief Executive Officer, Kestrel Corporate Advisors DIRECTOR SINCE APRIL 2018 TERM EXPIRES: 2019 ANNUAL MEETING AGE: 60

Ms. Webb has been Chief Executive Officer of Kestrel Corporate Advisors, an advisory services firm counseling corporate and non-profit organizations on strategic business issues, including growth initiatives, digital marketing, board governance and investor relations, since February 2013. Ms. Webb currently serves on the Boards of ABM Industries (since 2014) and 9 Spokes (since 2015). She also serves as Co-Chair of Women Corporate Directors, Los Angeles/Orange County Chapter.

PREVIOUS EXPERIENCE

•   January 2010 to January 2013: Managing Director, Chief Investor Relations Officer, Tennenbaum Capital Partners

•   April 2008 to January 2010: Chief Communications and Investor Relations Officer, Corporate Executive team member, senior advisor, Ticketmaster Entertainment

•   1988 to 2008: Senior Vice President of Investor Relations and Shareholder Services, various senior positions, The Walt Disney Company; Executive Director, The Walt Disney Company Foundation

•   Previously held various investment banking positions at PaineWebber and Lehman Brothers

•   Previously served on the boards of TiVo, Jack in the Box, and nonprofit PetSmart Charities

EDUCATION

•   Ms. Webb graduated with a B.A. (with honors) from Smith College and received her M.B.A. from Harvard University.

EXPERTISE

•   Ms. Webb brings to our Board significant industry expertise in travel & tourism, hospitality, food & beverage, media & entertainment, retailing, and facilities services. Ms. Webb’s experience developing award-winning investor relations, strategic communications, and brand-building programs will contribute to the Board’s ability to provide creative solutions in strategic planning and board governance.

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OUR BOARD AND CORPORATE GOVERNANCE

ROBERT J. MILLER Retired DIRECTOR SINCE OCTOBER 2002 TERM EXPIRES: 2020 ANNUAL MEETING AGE: 73 BOARD COMMITTEES: Corporate Governance, Chair Compliance, Chair Audit

Governor Miller served the longest period as a Governor of the State of Nevada. Governor Miller is also the Wynn Resorts Compliance Director. In September 2000, Governor Miller founded Robert J. Miller Consulting, a company that provides assistance in establishing relationships with, and building partnerships between, private and government entities on the local, state, national and international level.

PREVIOUS EXPERIENCE

•   1989 to 1999: Governor of the State of Nevada

•   1996 to 1997: Chairman of the National Governors Association

•   Governor Miller has served as the Clark County District Attorney, the President of the National District Attorney’s Association, a Justice of the Peace, Police Department Attorney & Deputy District Attorney

•   Previously served on other public boards including America West Airlines, Newmont Mining Corporation, Zenith Insurance Company, and International Game Technology

EDUCATION

•   Governor Miller graduated with B.A. in Political Science from the University of Santa Clara and received his J.D. from Loyola School, Los Angeles.

EXPERTISE

•   Governor Miller’s extensive experience in regulatory and legal compliance, and in Nevada and federal government and politics, brings unique expertise and insight into law enforcement and state regulatory and public policy issues that directly impact the Company’s operations. In addition, his legal background and knowledge of Nevada gaming regulation support his service as Chairman of the Company’s Corporate Compliance Committee, which role is important in maintaining our regulatory structure and probity.

7 |

OUR BOARD AND CORPORATE GOVERNANCE

CLARK T. RANDT JR. President, Randt & Co. LLC DIRECTOR SINCE OCTOBER 2015 TERM EXPIRES: 2020 ANNUAL MEETING AGE: 72

Ambassador Randt is currently President of Randt & Co. LLC, which advises firms with interests in China. Ambassador Randt has been a Director of Valmont Industries since February 2009, a Director of United Parcel Service since August 2010, and a Director of Qualcomm Inc. since October 2013. Ambassador Randt is also a member of the Council on Foreign Relations. Ambassador Randt is a member of the New York State Bar Association and was admitted to the Hong Kong Bar Association and has over 25 years of experience in cross-border corporate and finance transactions.

PREVIOUS EXPERIENCE

•   2001 to 2009: United States Ambassador to the People’s Republic of China

•   Previously partner at Shearman & Sterling, head of China practice

EDUCATION

•   Ambassador Randt graduated with a B.A. from Yale University, and has a J.D. from the University of Michigan Law School.

EXPERTISE

•   Ambassador Randt’s service as the U.S. Ambassador to the People’s Republic of China and his ongoing expertise regarding China give him a unique perspective on international business and foreign policy issues. Additionally, his fluency in Mandarin Chinese and extensive China experience make him well-suited to meaningfully contribute to the Board’s oversight of the Company’s operations in Macau.

D. BOONE WAYSON

Managing General Partner, 3W, LLC

DIRECTOR SINCE AUGUST 2003

NON-EXECUTIVE CHAIRMAN OF THE BOARD

SINCE FEBRUARY 2018

TERM EXPIRES: 2020 ANNUAL MEETING

AGE: 65

BOARD COMMITTEES:

Corporate Governance

Audit

Mr. Wayson has been the managing general partner of 3W, LLC, a real estate development and holding company, since 2010. He also serves as an officer and/or director of other real estate and business ventures.

PREVIOUS EXPERIENCE

•   1970 to 2017: Principal, Wayson’s Properties, Incorporated, a real estate development and holding company

EDUCATION

•   Mr. Wayson graduated with a B.A. from University of North Carolina.

EXPERTISE

•   Mr. Wayson’s experience in the real estate and gaming businesses contributes to the Board’s ability to assess and oversee these critical aspects of the Company’s business and to provide insights to the Company’s operations. Mr. Wayson has extensive operational experience in the casino finance and marketing areas, beginning as casino controller and ultimately managing a resort casino property in Atlantic City, N.J. The Board benefits from Mr. Wayson’s first-hand experience in operations and utilizes his knowledge of the business, especially in the finance, gaming and marketing areas, to identify, manage and monitor risk.

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OUR BOARD AND CORPORATE GOVERNANCE

BOARD COMMITTEES

The Board of Directors has three standing committees, each comprised solely of independent directors: the Audit Committee, the Compensation Committee and the Corporate Governance Committee. The written charters for these Committees are available on our website at http://www.wynnresorts.com under the heading “Corporate Governance” on the Company Information page.

DIRECTOR	INDEPENDENT DIRECTOR	AUDIT COMMITTEE(1)	COMPENSATION COMMITTEE	CORPORATE GOVERNANCE COMMITTEE
Betsy Atkins	•
John J. Hagenbuch	•	C	•
Jay L. Johnson	•		•
Robert J. Miller	•	•		C
Patricia Mulroy	•			•
Dee Dee Myers	•
Clark T. Randt, Jr.
Alvin V. Shoemaker	•	•	•
J. Edward Virtue(2)	•		C	•
D. Boone Wayson	•	•		•
Wendy Webb	•
Committee Meetings in 2017		8	7	4

C	Chairperson

(1)	The Audit Committee, after review of each individual’s employment experience and other relevant factors, has determined that Messrs. Hagenbuch, Shoemaker and Wayson are qualified as audit committee financial experts within the meaning of SEC regulations.

(2)	Mr. Virtue will not stand for re-election at the expiration of his term at the Company’s 2018 Annual Meeting.

(3)	Board committee assignments for each of Mses. Atkins, Myers and Webb will be determined following the 2018 Annual Meeting.

AUDIT COMMITTEE

At each regular meeting, the Audit Committee meets in executive session with the Company’s independent auditors, General Counsel, Chief Audit Executive, Chief Financial Officer and Compliance Officer to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters. The independent auditors have complete access to the Audit Committee without management present to discuss the results of their audits and their opinions on the adequacy of internal controls, quality of financial reporting and other accounting and auditing matters.

Key Responsibilities

•	appointing, retaining, overseeing, and approving the compensation of the independent auditors

•	reviewing and discussing with independent auditors and management the Company’s earnings releases and quarterly and annual reports to be filed with the SEC

•	reviewing the adequacy, effectiveness, scope, and results of the Company’s internal auditing procedures and practices

•	overseeing the Company’s legal and regulatory compliance programs and its policies and procedures for monitoring compliance

•	meeting periodically with management to review the Company’s major risk exposures and the steps management has taken to monitor and control such exposures

•	reviewing and approving the Company’s decision to enter into certain swaps and other derivative transactions

9 |

OUR BOARD AND CORPORATE GOVERNANCE

COMPENSATION COMMITTEE

The Compensation Committee sets all elements of compensation for our named executive officers (“NEOs”) based upon consideration of their contributions to the development and operating performance of the Company, and is primarily responsible for monitoring risks relating to the Company’s compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee considers the recommendations of the CEO in establishing compensation for all NEOs, other than the CEO. The CEO is not present during the voting or deliberations regarding his compensation. In addition, the CEO performs annual reviews of all of our senior management and makes recommendations to the Compensation Committee concerning their compensation. The Compensation Committee reviews the recommendations and makes final decisions regarding compensation for members of our senior management.

The Compensation Committee has the authority to retain compensation consulting firms exclusively to assist it in the evaluation of executive officer and employee compensation and benefit programs. In 2017, the Compensation Committee retained Pay Governance LLC (“Pay Governance”), a nationally recognized independent compensation consulting firm, to assist in performing its duties. Pay Governance does not provide services to the Company other than the advice on director and executive compensation that it may provide the Compensation Committee when requested. In 2017, Pay Governance provided the Compensation Committee with a peer group review and competitive compensation analysis, in connection with the Compensation Committee’s review of compensation levels of our NEOs. The Compensation Committee retains sole responsibility for engaging advisors and meets with advisors, as needed, in the Compensation Committee’s sole discretion.

The members of the Compensation Committee are appointed by the Board each year. The members of the Compensation Committee that served in 2017 were Ms. Mulroy (until February 23, 2017), Admiral Johnson and Messrs. Hagenbuch, Shoemaker and Virtue. No member of the Compensation Committee is, or was formerly, one of our officers or employees. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Key Responsibilities

•	reviewing the goals and objectives of the Company’s executive compensation plans, and, as appropriate, recommending that the Board adopt new plans or amend existing plans

•	assessing the Company’s most recent advisory vote on executive compensation

•	appointing advisors retained by the committee and assessing any potential conflicts of interest, overseeing and approving the compensation of any advisors the committee retains

•	annually evaluating the performance of the CEO, overseeing the evaluation of performance of the other officers of the Company and its operating subsidiaries, and setting compensation for the CEO, other NEOs, and other members of senior management

•	reviewing and approving equity awards and supervising administrative functions pursuant to the Company’s equity plans

•	reviewing and approving compensation arrangements for officers and other key employees in accordance with policies adopted by the Committee from time to time

•	reviewing and recommending to the full Board the type and amount of compensation for Board and Committee service by non-management members of the Board

•	reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures in the Company’s proxy statement

CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee seeks to have the Board represent a diversity of backgrounds and experience and assesses potential nominees in light of the Board’s current size and composition.

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OUR BOARD AND CORPORATE GOVERNANCE

The Corporate Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and robust engagement in the strategic planning process, and have a reputation for honest and ethical conduct in both his or her professional and personal activities. The Corporate Governance Committee may, from time to time, develop and recommend additional criteria for identifying and evaluating director candidates. In addition, the Corporate Governance Committee examines a candidate’s other commitments, potential conflicts of interest and independence from management and the Company.

As part of the Committee’s Board expansion initiative, the Corporate Governance Committee reassessed the Board’s composition and in February 2018, it made a determination to actively seek candidates to diversify the Board as a means to provide a broad spectrum of experience and expertise to the Company that will promote the presentation and consideration of differing points of view. The Corporate Governance Committee and Board believe that differences of viewpoint, professional experience, individual characteristics, personal background, qualities, skills, qualifications, gender, ethnicity and race help generate varying perspectives and that those varying perspectives are important to the effectiveness of the Board’s oversight of the Company.

The Corporate Governance Committee proactively considers diversity by annually reviewing with the Board the Board’s composition as a whole and recommending, if appropriate, measures to be taken so that the Board reflects the appropriate balance of knowledge, depth, diversity of backgrounds and experience, and the skills and expertise required for the Board as a whole. The Corporate Governance Committee assesses the effectiveness of this policy by periodically reviewing the Board membership criteria with the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole and in individual directors, as the Company’s needs evolve and change over time.

The Company has retained a third-party search firm to assist in identifying and vetting potential Board candidates. In addition, the Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Corporate Governance Committee if they become aware of persons meeting the criteria described above who might be available to serve on the Board and by seeking recommendations from shareholders. Ms. Mulroy was identified for consideration as a director by other directors. Each of Ms. Atkins, Ms. Webb and Ms. Myers was presented for consideration as a director by the Company’s third-party search firm.

Key Responsibilities

•	identifying, evaluating and recommending qualified director candidates, including candidates recommended by shareholders or management

•	assessing the qualifications, attributes, skills, experience, diversity and independence of Board members, taking into account appropriate considerations such as the Company’s current and planned business, current and potential composition considerations, any planned director successions, and the qualifications required of directors under the gaming laws of jurisdictions where the Company operates

•	reviewing the composition of the Board and its committees and recommending, as appropriate, measures to be taken for Board refreshment and Board succession planning

•	reviewing and making recommendations regarding the Board’s leadership structure

•	overseeing corporate governance matters generally and developing and recommending to the Board Company-appropriate corporate governance guidelines

•	overseeing and, as it determines appropriate, designating directors to participate in the Company’s engagement with shareholders

•	overseeing the annual evaluation of the Board and its standing committees

Consideration of Candidates Recommended by Shareholders

Our Corporate Governance Committee is pleased to consider director candidates recommended by shareholders. In considering such candidates, the Corporate Governance Committee will take into consideration the Board’s current size and composition; the needs of the Board, including the skills and experience of existing directors; and the qualifications of the candidate. To have a candidate considered by the Corporate Governance Committee, a shareholder should submit the recommendation in writing and include the following information:

•	The name of the shareholder and evidence of the shareholder’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

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OUR BOARD AND CORPORATE GOVERNANCE

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and the candidate’s consent to being considered for nomination as a director if selected by the Corporate Governance Committee.

The shareholder recommendation and information described above should be sent to Wynn Resorts, Limited, c/o Corporate Secretary at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

If the Corporate Governance Committee determines to pursue consideration of a person who has been identified as a potential candidate, the Corporate Governance Committee may take any or all of the following steps: collect and review publicly available information regarding the person, contact the person and request information from the candidate, vet the candidate’s credentials, conduct one or more interviews with the candidate and contact one or more references provided by the candidate or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Corporate Governance Committee’s evaluation process takes into account the person’s accomplishments and qualifications, including in comparison to any other candidates that the Corporate Governance Committee might be considering, and does not vary based on whether or not a candidate is recommended by a shareholder.

CORPORATE COMPLIANCE COMMITTEE

In accordance with Nevada gaming laws, the Company has a Corporate Compliance Committee. The purpose of this committee is to assist the Company in maintaining the highest level of regulatory compliance, including, among other things, overseeing the administration of the Company’s Gaming Compliance Program. In their roles as directors, Governor Miller and Ms. Mulroy currently serve as the Chairman and member of this committee, respectively. On February 28, 2018, Jacqui Krum, General Counsel for Wynn Boston Harbor, was appointed to serve on the Corporate Compliance Committee.

SPECIAL COMMITTEE

In January 2018, the Board formed a Special Committee comprised solely of independent directors to, among other things, investigate certain allegations regarding Stephen A. Wynn and to conduct a comprehensive review of the Company’s internal policies and procedures with the goal of employing best practices to maintain a safe and respectful workplace for all employees. The members of the Special Committee are Ms. Mulroy, who serves as chair of the committee, Mr. Hagenbuch and Admiral Johnson.

BOARD GOVERNANCE

Our Board operates within a strong set of governance principles and practices, including:

•	A separate chair and CEO(1)

•	Enumerated roles and responsibilities for board chair(2)

•	Director Resignation Policy(3)

•	10 of 11 current directors are independent(4)

•	Fully independent Audit, Compensation and Corporate Governance Committees

•	Independent directors empowered to propose agenda items

•	Independent directors meet in executive session at each regular board meeting(5)

•	Audit Committee conducts executive sessions with:

–	Independent auditors

–	General Counsel

–	Chief Audit Executive

–	Chief Financial Officer

–	Compliance Officer

•	Strong common stock ownership guidelines(6)

–	3x annual retainer for directors

–	10x base salary for CEO

–	3x base salary for our Chief Financial Officer and Executive Vice Presidents

•	Anti-hedging/pledging policies(7)

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OUR BOARD AND CORPORATE GOVERNANCE

•	Regular director education and compliance training(8)

•	Stringent regulatory requirements and oversight, internal controls and third-party monitoring of operations

•	Third party review of compensation(9)

Board Governance Notes

1.	In connection with the resignation of our founder and former Chairman and CEO, Stephen A. Wynn, on February 6, 2018, the Board separated the position of Chairman of the Board from the position of CEO with the appointments of Mr. Wayson to serve as Non-Executive Chairman and Matt Maddox to serve as Chief Executive Officer and President. The Board believes that separating the position of Chairman of the Board from the position of CEO is in the best interests of the shareholders at this time because it allows Mr. Maddox to devote his time and attention to the day-to-day operations of the Company, while Mr. Wayson provides independent oversight and direction.

2.	As Chairman, Mr. Wayson (i) presides over meetings of the Board, including executive sessions of the independent directors; (ii) oversees and reviews information sent to the Board; (iii) approves the agenda and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items; (iv) acts as the liaison between management and the independent Directors; (v) oversees the Company’s engagement with shareholders on corporate governance and other appropriate issues, including being available, if requested by shareholders, when appropriate, for consultation and direct communication with significant shareholders; and (vi) performs such additional functions as designated by the Board.

3.	Under the Board’s Director Resignation Policy, if any director in an uncontested election does not receive over 50% of the votes cast, meaning that the director receives more “withhold” votes than “for” votes, the director is required to tender his or her resignation to the Chairman of the Board within five days of the election. The members of the Board (other than the affected director) then have the discretion to accept the resignation or not and the affected director must abide by the Board’s decision.

4.	Ten of the eleven current members of our Board satisfy the most stringent requirements of independence under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and applicable listing standards for audit committee members, and the Audit, Compensation and Corporate Governance Committees are each comprised entirely of independent members of the Board. All Committee agendas and all agendas for meetings of the Board are provided in advance to all independent members of the Board. The independent directors are encouraged to, and do, review the proposed agenda items and add additional items of concern or interest.

The Board has determined that ten of its eleven current members are independent under standards set forth in our Corporate Governance Guidelines and applicable listing standards. The Board has further determined that each of the ten independent directors also meets the additional, heightened independence criteria applicable to audit and compensation committee members under the Exchange Act and applicable listing standards. The ten independent directors are Mses. Atkins, Mulroy, Myers and Webb, Admiral Johnson, Governor Miller and Messrs. Hagenbuch, Shoemaker, Virtue and Wayson. During his service on the Board, Dr. Irani (who resigned from our Board on March 5, 2018) was also an independent director. Based upon information requested from each director concerning his or her background, employment and affiliations, the Board has affirmatively determined that none of the independent directors have a direct or indirect relationship with the Company that could interfere with the exercise of the director’s independent judgment in carrying out his or her responsibilities. In assessing independence, the Board considered all relevant facts and circumstances, including that none of the independent directors or their immediate family members have any economic relationship with the Company other than the receipt of his or her director’s compensation. None of the independent directors or their immediate family members are engaged in any related party transaction with the Company.

Ambassador Randt has been determined not to be independent as a result of consulting services he rendered to the Company prior to his appointment to the Board. We expect Ambassador Randt will meet the independence standards as of October 1, 2018.

Mr. Wynn, who resigned as Chairman and Chief Executive Officer of the Company on February 6, 2018, was not independent.

5.	The Chairman of the Board is responsible for communicating to the CEO and management all concerns that arise during executive sessions.

6.	Ownership requirements should be met for executives within three years of appointment to office and for directors within five years of election to the Board, with vested options and all restricted stock grants counted toward satisfaction of ownership guidelines. Any failure to meet guidelines will be referred to the Corporate Governance Committee for consideration. Compliance with the guidelines is reviewed once a year. As of March 2018, all members of the Board and senior corporate officers then serving satisfied the guidelines.

7.	Pursuant to the Company’s Trading Policy, our directors and executive officers are prohibited from engaging in speculative transactions in Company securities, such as trading in puts and calls, or selling securities short, and from all hedging and prospective pledging of Company securities as collateral for any loan, including by holding securities in a margin account and obtaining a loan or other margin credit under such account, unless approved in advance by the Board.

8.	In accordance with our Corporate Governance Guidelines, all of our directors are expected to maintain the necessary level of expertise to perform their responsibilities as directors. The directors of Wynn Macau, Limited participate in the Company’s regular compliance training program with the most recent training session held in March 2018. In February 2018, directors of the Company participated in our annual compliance training conducted by the Company’s outside counsel.

9.	Our CEO’s compensation is established and reviewed by the Compensation Committee, all of whose members are independent. The Compensation Committee engages an independent third party to evaluate the level of the compensation provided to our NEOs. This evaluation was last completed in 2017 by Pay Governance LLC as described in the “Compensation Discussion and Analysis.”

BOARD ROLE IN RISK OVERSIGHT

The Board has an active role in overseeing the Company’s areas of risk.

•	The Board formed a Special Committee comprised solely of independent directors to, among other things, conduct a comprehensive review of the Company’s internal policies and procedures with the goal of employing best practices to maintain a safe and respectful workplace for all employees.

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OUR BOARD AND CORPORATE GOVERNANCE

•	The Board and its Committees, in consultation with management and the Company’s independent auditors regularly review the Company’s risk profile and have identified specific areas of risk including: regulatory compliance; legal and cultural, legislative and political conditions; capital availability and liquidity; gaming credit extension and collection; construction; catastrophic events; and succession planning.

•	The Board (as a whole and through its Committees) has reviewed and approved management’s process for identifying, managing and mitigating these risks. While the full Board has overall responsibility for risk oversight, the Board has assigned certain areas of risk oversight to its Committees as well as to the Company’s Corporate Compliance Committee.

•	Throughout the year, the Board, its Committees and the Company’s Corporate Compliance Committee receive reports from management that include information regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures.

•	In addition, throughout the year, the Board, its Committees and the Company’s Corporate Compliance Committee dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.

•	The Audit Committee is primarily responsible for the oversight of credit, related party, information security, construction and general financial risks.

•	The Company’s Corporate Compliance Committee primarily oversees risks relating to regulatory, security and political compliance.

•	For the 2017 fiscal year, management completed a review of the Company’s compensation policies and practices and presented its analysis to the Compensation Committee. The Compensation Committee concurred with management’s conclusion that such policies and practices do not present risks that are reasonably likely to have a material adverse effect on the Company.

BOARD MEETINGS/ANNUAL MEETING

The Board met 10 times during 2017. All of the members of our Board attended at least 75% of the meetings held by the Board and the Committees on which they served during the periods in which they served. And in accordance with our Corporate Governance Guidelines, each of our directors is invited and encouraged to attend the Annual Meeting. All of our directors then serving on the Board attended the 2017 Annual Meeting.

BOARD COMMUNICATION AND ENGAGEMENT

Our Board believes in listening to and communicating with shareholders. We believe our work should be informed by input from those who share a financial stake in our success.

We provide a number of ways for shareholder-director communication:

•	Shareholders can attend our annual meeting in person where our directors are in attendance.

•	Shareholders can speak with us when we reach out to engage both via governance communications and investor relations communications.

•	Shareholders who wish to communicate in writing with the Board or any director, or with any Committee of the Board, including the chair of any Committee, may do so by writing to the following address: Wynn Resorts, Limited, c/o Corporate Secretary, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. All communications received will be opened by the office of our General Counsel for the purpose of assessing the nature of the communications. With the exception of advertising, promotions of a product or service, and patently offensive material, communications will be forwarded promptly to the addressee. In the case of communications addressed to more than one director, the General Counsel’s office will make sufficient copies of the contents to send to each addressee.

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OUR BOARD AND CORPORATE GOVERNANCE

BOARD COMPENSATION

Directors who are not employees of the Company currently receive fees for service on the Board and Committees as follows:

Board Service	• Member monthly fee of $5,000
Audit Committee Service	• Member monthly fee of $1,250 • Chairman monthly fee of $2,500
Compensation Committee Service	• Member monthly fee of $1,000 • Chairman monthly fee of $2,000
Corporate Governance Committee Service	• Member monthly fee of $1,000 • Chairman monthly fee of $2,000

Each non-employee director also receives a $1,500 meeting fee for each Board or Committee meeting he or she attends. In addition, non-employee directors are granted annual equity awards in the form of stock options or restricted stock determined annually at a meeting of the Board. For 2017, each non-employee director received a grant of restricted stock equal in value to $250,000 (determined as of the April 20, 2017 grant date) that vests 25% per year, over four years, commencing April 20, 2018, subject to continued service through each vesting date. The Chairman of the Company’s Corporate Compliance Committee received an annual retainer of $70,000 and the non-employee director member of the Company’s Corporate Compliance Committee received an annual retainer of $25,000. The Lead Independent Director received an annual retainer of $50,000 for service during 2017. In connection with the appointment of Mr. Wayson as the Non-Executive Chairman on February 6, 2018, the position of Lead Independent Director was eliminated, effective February 6, 2018. The Chairman of the Board will receive an annual retainer of $100,000. All directors are provided complimentary room, food and beverage privileges at our properties and are reimbursed for any other out of pocket expenses related to their attendance at Board or Committee meetings or other corporate events. Directors from time to time may receive other benefits as discussed in the table below under “All Other Compensation.” The Company does not provide non-equity incentive plan awards or deferred compensation or retirement plans for non-employee directors.

As addressed in our 2017 Annual Report on Form 10-K, in January 2018, the Board formed a Special Committee comprised solely of independent directors to, among other things, investigate certain allegations regarding Stephen A. Wynn and to conduct a comprehensive review of the Company’s internal policies and procedures with the goal of employing best practices to maintain a safe and respectful workplace for all employees. Each director serving on the Special Committee will receive the following fees: $10,000 one-time retainer; $2,000 attendance fee for each meeting of the Special Committee attended by such director in his or her capacity as the Chair of the Special Committee; and $1,000 attendance fee for each meeting of the Special Committee attended by such director in his or her capacity as a member of the Special Committee.

In February 2018, the Board formed a Demand Review Committee comprised solely of independent directors to, among other things, review, investigate, and make recommendations to the Board concerning communications the Board or the Company receive from, or on behalf of shareholders, regarding allegations against Stephen A. Wynn or the Company, as well as any related facts, allegations or circumstances that come to the attention of the Demand Review Committee. The Demand Review Committee receives the following fees: $10,000 one-time retainer; $2,000 attendance fee for each meeting of the Demand Review Committee attended by such director in his or her capacity as the Chair of the Demand Review Committee; and $1,000 attendance fee for each meeting of the Demand Review Committee attended by such director in his or her capacity as a member of the Demand Review Committee.

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OUR BOARD AND CORPORATE GOVERNANCE

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The table below summarizes the total compensation awarded to, earned by or paid to each of the non-employee directors for the fiscal year ended December 31, 2017.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1)	OPTION AWARDS ($) (2)	ALL OTHER COMPENSATION ($) (3)	TOTAL ($)
John J. Hagenbuch	$139,500	$249,955	—	$ 9,584	$399,039
Dr. Ray R. Irani (4)	$ 91,500	$249,955	—	$10,559	$352,014
Jay L. Johnson	$ 97,500	$249,955	—	$ 3,228	$350,683
Robert J. Miller (5)	$252,000	$249,955	—	$ 9,584	$511,539
Patricia Mulroy (6)	$119,065	$249,955	—	$ 4,160	$373,180
Clark T. Randt, Jr.	$ 72,000	$249,955	—	$ 4,160	$326,115
Alvin V. Shoemaker	$123,000	$249,955	—	$10,509	$383,464
J. Edward Virtue (7)	$124,500	$249,955	—	$11,223	$385,678
D. Boone Wayson	$120,000	$249,955	—	$ 9,584	$379,539

(1)	The amounts set forth in this column reflect the aggregate grant date fair value of 2,152 restricted stock awards granted to each non-employee director on April 20, 2017. The aggregate number of unvested stock awards held by each director at December 31, 2017 is as follows: Dr. Irani, Governor Miller, Messrs. Hagenbuch, Shoemaker, Virtue and Wayson, 5,048 each; Ms. Mulroy and Ambassador Randt, 4,072 each; and Admiral Johnson, 2,152.

(2)	The aggregate number of outstanding option awards held by each director at December 31, 2017, is as follows: Dr. Irani, Governor Miller and Mr. Wayson 36,890 (35,815 vested 1,075 unvested) each; Mr. Shoemaker 21,890 (20,815 vested and 1,075 unvested); Mr. Hagenbuch and Mr. Virtue 20,600 (19,525 vested and 1,075 unvested) each; Admiral Johnson 10,000 vested; Ambassador Randt 7,000 vested and Ms. Mulroy 6,700 vested.

(3)	“All Other Compensation” consists entirely of cash dividends accrued on unvested stock for each director other than Dr. Irani, Mr. Shoemaker and Mr. Virtue, which is paid if and when the stock vests.

The following amounts are included in “All Other Compensation” for Dr. Irani: (i) personal use of aircraft of $975; and (ii) accrued cash dividends on unvested restricted stock of $9,584.

The following amounts are included in “All Other Compensation” for Mr. Shoemaker: (i) personal use of aircraft of $925; and (ii) accrued cash dividends on unvested restricted stock of $9,584.

The following amounts are included in “All Other Compensation” for Mr. Virtue: (i) personal use of aircraft of $1,639; and (ii) accrued cash dividends on unvested restricted stock of $9,584.

(4)	Dr. Irani resigned from the Board on March 5, 2018.

(5)	Governor Miller, as a member of the Board, received a $70,000 annual retainer for his service as the Chairman of the Company’s Corporate Compliance Committee and the Company’s Compliance Director and a $50,000 annual retainer as the Lead Independent Director.

(6)	Ms. Mulroy, as a member of the Board, received a $25,000 annual retainer for her service as the non-employee director member of the Company’s Corporate Compliance Committee.

(7)	Mr. Virtue will not stand for re-election at the expiration of his term at the Company’s 2018 Annual Meeting.

CERTAIN LEGAL PROCEEDINGS

A number of shareholder derivative actions have been filed purportedly on behalf of the Company in state and federal court located in Clark County, Nevada against certain current and former members of the Company’s Board of Directors and, in some cases, the Company’s management. Each of the complaints alleges, among other things, breach of fiduciary duties in failing to detect, prevent and remedy alleged inappropriate personal conduct by Mr. Wynn in the workplace. Specifically, (i) on February 6, 2018, Norfolk County Retirement System filed a shareholder derivative action against certain current and former members of the Company’s Board of Directors and the Company’s General Counsel, which was voluntarily dismissed on February 21, 2018; (ii) on February 15, 2018, Operating Engineers Construction Industry and Miscellaneous Pension Fund filed a shareholder derivative action against certain current and former members of the Company’s Board of Directors; (iii) on February 15, 2018, Boynton Beach Municipal Firefighters’ Pension Trust Fund and the Firemen’s Retirement System of St. Louis filed a shareholder derivative action against certain current and former members of the Company’s Board of Directors and the Company’s General Counsel; (iv) on February 22, 2018, Thomas P. DiNapoli, Comptroller of the State of New York, as Administrative Head of the New York State and Local Retirement System and trustee of the New York State Common Retirement Fund, filed a shareholder derivative action against certain current

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OUR BOARD AND CORPORATE GOVERNANCE

and former members of the Company’s Board of Directors and the Company’s General Counsel; (v) on February 22, 2018, Erste-Sparinvest Kapitalanlagegesellschaft M.B.H. filed a shareholder derivative action against certain current and former members of the Company’s Board of Directors and the Company’s General Counsel; (vi) on March 6, 2018, the State of Oregon filed a shareholder derivative action against certain current and former members of the Company’s Board of Directors and the Company’s General Counsel; and (vii) on March 15, 2018, Insulators and Asbestos Workers Local No. 14 Pension and Health and Welfare Funds filed a shareholder derivative action against certain current and former members of the Company’s Board of Directors and the Company’s Chief Executive Officer and General Counsel. The actions filed in the United States District Court District of Nevada have been consolidated as In re Wynn Resorts, Ltd. Derivative Litigation, which also claim corporate waste and violation of Section 14(a) of the Exchange Act. Each of the actions seeks to recover for the Company unspecified damages, including restitution and disgorgement of profits, and also seeks to recover attorneys’ fees, costs and related expenses for the plaintiff. Additional demands have been made to the Company that it commence similar actions and additional lawsuits may be filed in the future.

These actions are in preliminary stages and the Company has determined that based on proceedings to date, it is currently unable to determine the probability of the outcome of these actions or the range of reasonably possible loss, if any.

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OUR PEOPLE AND OUR STEWARDSHIP

INTRODUCTION

In this section we will tell you about:

•	Our People

–	Exceptional Employee Benefits

–	Employee Training, Talent Management

–	Employee Retention and Satisfaction

–	Employee and Supply Chain Diversity and Inclusion

–	Exceptional Employees

•	Our Communities

•	Our Planet

To understand Wynn Resorts, you need to understand that excellence is at the core of our business model. We believe Wynn Resorts is the preeminent designer, developer, and operator of integrated resorts. Our resorts combine luxury hotel rooms, high-end retail, and an array of dining and entertainment options, including meeting space and gaming, all supported by superior levels of customer service.

Excellence is what our business is designed to deliver. Excellence is so essential to us that we incorporate achievement of Forbes Five-Star distinctions in hotel, food and beverage, and spa categories into our compensation metrics. We strive to be best-in-class of all the high-end integrated resorts.

And we have delivered: We have developed three of the world’s most recognized integrated resorts and collectively, Wynn Resorts has more Forbes Travel Guide Five-Star awards than any other independent hotel company in the world.

Excellence doesn’t guarantee perfection—no company can promise that. But we are confident no company tries harder to show our approximately 25,000 employees that each is essential to our reputation for excellence—our business is dependent on repeat visits from our guests and their experiences with our employees are a huge factor in their desire to return. Five-star service, in other words, depends on five-star employees feeling five-star valued by a company they can believe in.

Here are some of the things we do to be good stewards of human capital, good stewards of the environment, and good corporate citizens:

OUR PEOPLE

The impact of the investments we make in our people show up in our data.

•	Our voluntary employee turnover rates are half the industry average—11% in 2017 versus 22% across all consumer services companies globally (data sourced from Bloomberg, 03/26/2018)—our employees consistently choose to stay with Wynn even in an era when job hopping is common

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OUR PEOPLE AND OUR STEWARDSHIP

•	We invest in our talent—55% of our jobs were filled with internal people in 2017

EMPLOYEE BENEFITS

•	Medical, prescription, dental and vision insurance for all full-time employees and their families, and all part-time employees who average 30 or more hours per week

•	401(k) plan with company match incentive

•	Paid time off for holidays, perfect attendance, floating holiday, and vacation

•	On-site wellness facilities including health coaches and 24 hour wellness centers

•	Six weeks paid parental leave and Perfect Start program, giving $250 to new parents to help with early expenses

•	Employee Assistance Program with generous benefits and extensive work-life resources, including free legal advice, relocation advice, financial and tax information, and private counseling sessions

•	Employer paid life insurance benefits, which include identity theft protection and travel assistance plan

•	Group discounts for supplemental coverage, including disability, auto/home, legal, pet, additional life, critical illness, etc.

•	Free meals in our employee dining rooms, including healthy options

•	We Save employee discount program, including child-care facilities discounts and fitness center memberships

EMPLOYEE EDUCATION AND TRAINING

•	Tuition reimbursement program with a focus on continuing education

•	Wynn Scholarship Fund, providing $300,000 annually to qualifying Wynn Las Vegas employees and family members to be used towards earning a degree in any field of study at any Nevada university or college

•	Sponsorship of 12-week courses to prepare employees for US citizenship test

•	English as a second language program

•	On site leadership and self-development classes

•	Compliance training

•	Code of Business Conduct and Ethics training

•	Responsible Gaming training

EMPLOYEE AND SUPPLY CHAIN DIVERSITY AND INCLUSION

•	Exceptionally diverse workforce:

–	US workforce 66% minority, 47% women

–	US executives 30% minority, 32% women

–	Macau workforce 67% local, 36% local women

•	100% on the Corporate Equality Index nine times since 2009, earning the designation as a “Best Place to Work for LGBTQ Equality”

•	Recognizing that women are traditionally under-represented in the building trades, Wynn and Minuteman High School founded the Massachusetts “Girls in Trade” Advisory Group to work with developers, contractors, building trades unions and government officials to increase career opportunities for women in construction

•	Affinity groups for employees, including our Diversity Council and LGBT Focus Group

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OUR PEOPLE AND OUR STEWARDSHIP

•	Supplier diversity program and purchasing guidelines:

–	236 minority, women or veteran owned business partners receive over $32 million in annual procurement spending from Wynn Las Vegas

–	Wynn Boston Harbor has issued over $11 million in design contracts to minority, women, or veteran-owned businesses

OUR COMMUNITIES

•	Support for over 100 diverse community organizations including:

–	Over 19,000 hours of community service

–	Support for Las Vegas schools serving low-income and at-risk neighborhoods

–	Teacher support through 60 Adopt-a-Classroom programs

–	Support for Veterans Village

•	A new Wynn development has the potential to transform a local economy. When Wynn Las Vegas opened in 2005, it triggered the largest increase in non-gaming revenue in Las Vegas history. Wynn Boston Harbor is also demonstrating how we develop shared goals with host cities to:

–	Stimulate economic growth and create local jobs

–	Fund local infrastructure improvements, including the transformation of unproductive and environmentally damaged local sites into productive city amenities

–	Provide a financial boost to existing cultural and entertainment assets, including via cross marketing opportunities and enhanced local customer traffic

–	Partner with national and local authorities to establish world-class regulatory frameworks

OUR PLANET

•	For the past 4 years, Wynn Las Vegas has been awarded a LEED Gold Equivalent Building Certification, a designation given by the U.S. Green Building Council

•	Significant investments in solar. The combined output of Wynn Resorts’ solar projects will offset approximately 35,000 metric tons of greenhouse gas emissions, which is equivalent to the annual energy use of 5,243 residential homes:

–	In December 2017, Wynn Las Vegas executed a 20 megawatt power purchase agreement for a term of 7 years with Enel Green Power. The Wynn solar facility is expected provide enough energy to supply 100% of Wynn Las Vegas’ new development’s energy needs.

–	Wynn Boston Harbor will be installing approximately 1 megawatt of rooftop solar that will be utilized on-site and integrated into the resort’s power supply

•	Full remediation program for abandoned industrial site in Boston, including development of a living shoreline

•	Eco-efficiency programs throughout Wynn Las Vegas. These programs have offset over 74,422 metric tons of greenhouse gas emissions, equivalent to saving 8.4 million gallons of gasoline.

•	Attributable to an ongoing investment in energy efficient measures, stabilization of energy demand, and equipment upgrades, Wynn Macau has reduced its energy consumption per square meter by 27% since 2015, resulting in the reduction of Wynn Macau’s greenhouse gas emissions by over 13,000 metric tons.

•	Emissions- and waste-reductions programs throughout properties

•	Energy and water use monitoring programs

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EXECUTIVE OFFICERS

Our Executive Officers and certain key management personnel as of March 19, 2018 are as follows:

NAME	AGE	POSITION
Matt Maddox	42	Chief Executive Officer and President
Kim Sinatra	57	Executive Vice President, General Counsel and Secretary
Craig Billings	45	Chief Financial Officer and Treasurer
Linda Chen	51	President and Executive Director—Wynn Resorts (Macau)
Ian Michael Coughlan	58	President and Executive Director—Wynn Macau, Limited

Stephen A. Wynn, age 76, resigned as the Company’s Chairman and Chief Executive Officer, effective February 6, 2018, at which time the Board appointed Matt Maddox to serve as the Chief Executive Officer. Our executive officers are appointed by the Board and serve at the discretion of the Board, subject to applicable employment agreements.

EXECUTIVE OFFICERS AND KEY MANAGEMENT

MATT MADDOX CHIEF EXECUTIVE OFFICER AND PRESIDENT JOINED WYNN: 2002 APPOINTED AS CEO: FEBRUARY 2018 AGE: 42

Mr. Maddox has served as the Company’s President since November 2013 and its CEO since February 2018. He was a non-executive Director of Wynn Macau, Limited from March 28, 2013 until he was re-designated as an Executive Director of Wynn Macau, Limited in February 2018. From March 2008 to May 2014, Mr. Maddox was the Company’s Chief Financial Officer. Since joining Wynn Resorts in 2002, Mr. Maddox has served as the Company’s Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, as the Chief Financial Officer of Wynn Resorts (Macau), and as the Company’s Treasurer and Vice President-Investor Relations. Mr. Maddox also serves as an officer of several of the Company’s subsidiaries.

PREVIOUS EXPERIENCE

•   Previously, Corporate Finance, Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.)

•   Previously M&A banker, Bank of America Securities

EDUCATION

•   Mr. Maddox graduated with a B.B.A. in finance from Southern Methodist University.

#WEAREWYNNRESORTS	Mr. Maddox, hailing from small-town Arkansas, has risen through the ranks at Wynn over the past 16 years, leading the company as CEO since February 2018.

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EXECUTIVE OFFICERS

KIM SINATRA EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY JOINED WYNN: JANUARY 2004 APPOINTED IN CURRENT POSITION: FEBRUARY 2006 AGE: 57

Ms. Sinatra has been a Non-Executive Director of Wynn Macau, since April 2017. She joined the Company in January 2004 as Senior Vice President and General Counsel of its development activities. She also serves as an officer of several of the Company’s subsidiaries.

PREVIOUS EXPERIENCE

•   2000 to 2003: Executive Vice President and Chief Legal Officer, Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.)

•   Previously General Counsel, The Griffin Group, Inc., Merv Griffin’s investment company

•   Previously partner in the New York office of the law firm Gibson, Dunn & Crutcher LLP

EDUCATION

•   Ms. Sinatra graduated with a B.A. (phi beta kappa) from Wellesley College and has a J.D. from the University of Chicago.

#WEAREWYNNRESORTS	“I have three sons (19, 20, and 25), who have grown up with my Wynn family. My passion is legal aid, particularly the representation of children in the foster care system.”

CRAIG BILLINGS CHIEF FINANCIAL OFFICER AND TREASURER JOINED WYNN: MARCH 2017 AGE: 45

Mr. Billings is the Company’s Chief Financial Officer and Treasurer, a position he has held since March 2017.

PREVIOUS EXPERIENCE

•   2015 to 2017: Gaming industry independent advisor and investor

•   2012 to 2015: Chief Digital Officer, Strategy & Business Development Managing Director, various roles, Aristocrat Leisure Ltd

•   Previously Vice President in the Investment Banking Division of Goldman Sachs in both New York and London, covering the gaming industry

•   Previously Manager in the Audit Division of Deloitte & Touche in Las Vegas, NV

•   2015 to 2018: Director and Non-Executive Chairman, NYX Gaming Group (now part of Scientific Games)

EDUCATION

•   Mr. Billings graduated with a B.S. (Cum Laude) in Accounting from the University of Nevada, Las Vegas, and received an M.B.A. from Columbia Business School. Mr. Billings is a Certified Public Accountant.

#WEAREWYNNRESORTS	“Craig is the sharpest analytical mind in the gaming industry. Bar none.” Daniel Marks, CEO at Gimmie Games

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EXECUTIVE OFFICERS

LINDA CHEN PRESIDENT AND EXECUTIVE DIRECTOR—WYNN RESORTS (MACAU) PRESIDENT-WYNN INTERNATIONAL MARKETING JOINED WYNN: JUNE 2002 APPOINTED IN CURRENT POSITION: JANUARY 2005 AGE: 51

Ms. Chen serves as the President of Wynn International Marketing, a position she has held since January 2005. She has also held the position of President and Executive Director of Wynn Resorts (Macau) since March 2017, and the position of Chief Operating Officer of Wynn Macau, Limited since 2009. She was appointed to serve as the Vice Chairman of the Board of Wynn Macau, Limited in April 2018 and has been an Executive Director of Wynn Macau, Limited since 2009. In addition, Ms. Chen is a member of the Chinese People’s Political consultative Conference (Macau). Ms. Chen served on the Board of Directors of Wynn Resorts from 2007 to 2012.

PREVIOUS EXPERIENCE

•   1997 to 2002: Executive Vice President, International Marketing, MGM MIRAGE

EDUCATION

•   Ms. Chen graduated with a B.S. in Hotel Administration from Cornell University.

#WEAREWYNNRESORTS

“Linda moved to the U.S. at 12, knowing very little English. She graduated from Cornell and joined Mirage Resorts upon graduation. She is now the most senior woman at Wynn and is an amazing colleague!” Kim Sinatra, General Counsel and Secretary, Wynn Resorts

IAN MICHAEL COUGHLAN PRESIDENT AND EXECUTIVE DIRECTOR—WYNN MACAU, LIMITED JOINED WYNN: JANUARY 2007 APPOINTED IN CURRENT POSITION: SEPTEMBER 2016 AGE: 58

Mr. Coughlan is responsible for the entire operations of Wynn Macau and Wynn Palace and is the President of Wynn Macau, Limited, a position he has held since September 2016. Mr. Coughlan has also been serving as an Executive Director of Wynn Macau, Limited since September 2009 and has also served as President of Wynn Resorts (Macau) from July 2007 until March 2017. Prior to that, Mr. Coughlan was Director of Hotel Operations Worldwide for Wynn Resorts.

PREVIOUS EXPERIENCE

•   2004 to 2007: General Manager, The Peninsula Hong Kong

•   1999 to 2004: General Manager, The Peninsula Bangkok

EDUCATION

•   Mr. Coughlan received his Diploma in Hotel Management from Shannon College of Hotel Management.

#WEAREWYNNRESORTS	“The most important part of my day is an early morning walk with my Rhodesian Ridgeback. This sets me up for the challenges ahead, leading 13,000 colleagues in a dynamic and pioneering environment.”

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COMPENSATION DISCUSSION AND ANALYSIS

WHO WE ARE

We believe Wynn Resorts is the world’s preeminent designer, developer, and operator of integrated resorts. The Company’s business model integrates luxury hotel rooms, high-end retail, an array of dining and entertainment options, meeting space, and gaming, all supported by superior levels of customer service provided by our over 25,000 employees.

Our operations in Las Vegas and Macau attract (and at Wynn Boston Harbor, which is expected to open in mid-2019, is designed to attract) a wide range of domestic guests and increasingly attract international customers.

HOW WE DID IN 2017

As the chart below illustrates, our 2017 performance was strong: We delivered approximately 97% Total Shareholder Return, out-performing by significant margins the S&P 500 (up approximately 22%) and the S&P consumer discretionary index (up approximately 23%):

Our 2017 performance is consistent with the strong results we have delivered since our initial public offering in 2002. Over that 15 year period, the Company has averaged a 23% TSR (including reinvestment of dividends), which is more than double the S&P 500’s average of 10% TSR over the same time period.

Our key accomplishments in 2017 include:

•	Meaningfully Increasing Market Share in Macau with the Successful Ramp-up of Wynn Palace. The property, which opened in August of 2016, generated $528 million of Adjusted Property EBITDA and achieved 7.4% of gross gaming revenue market share in 2017, its first full fiscal year of operations. This contributed to very strong operating results from the Company’s Macau operations during the year. See pages 127-130 of our Annual Report on Form 10-K for the year ended December 31, 2017 (Item 8, Note 15—“Segment Information” to our Consolidated Financial Statements) for the definition of “Adjusted Property EBITDA,” a reconciliation of Adjusted Property EBITDA to net income attributable to Wynn Resorts, and other information regarding this non-GAAP financial measure.

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COMPENSATION DISCUSSION AND ANALYSIS

•	Generating Record Results at Wynn Las Vegas. Wynn Las Vegas generated an all-time property record $522 million of Adjusted Property EBITDA in 2017, a 10% increase from 2016; broad-based net revenue growth of 4% in 2017, led by its non-gaming segments; and non-gaming gross revenues at Wynn Las Vegas reached a record high for Wynn Las Vegas of $1.22 billion in 2017.

•	Making Substantial Progress in the Construction of Wynn Boston Harbor. The integrated resort in Everett, Massachusetts adjacent to Boston along the Mystic River, will feature an array of premium amenities, including a hotel, a waterfront boardwalk, meeting and convention space, casino, spa, retail offerings, and food and beverage outlets. We expect to open Wynn Boston Harbor in mid-2019, and as of December, 2017 have incurred $1.13 billion in total project costs of an estimated total project budget of approximately $2.5 billion.

•	Maintaining a Robust Capital Investment Program at Existing Properties. We continually enhance the guest experience at our properties in Las Vegas and Macau through strategic capital investments. This includes the construction of Wynn Plaza at Wynn Las Vegas, a 74,000 square-foot luxury retail plaza scheduled to open in the second half of 2018. We have started the site preparation for Phase I redevelopment of the Wynn Las Vegas golf course, expected to include a lagoon and additional meeting and convention space and anticipated to open in the first half of 2020. In Macau, we made investments to enhance the public areas and food and beverage offerings at both properties.

•	Maintaining Healthy Liquidity and Financial Flexibility. As of December 31, 2017, the Company had approximately $3.13 billion of cash and investments on-hand and approximately $1.60 billion of undrawn debt capacity to help fund its current and potential future development projects. During 2017, the Company meaningfully improved the maturity profile of its debt obligations by amending and extending the Wynn America Credit Facilities, redeeming the Wynn Las Vegas First Mortgage Notes due 2022 by using proceeds from the issuance of new Wynn Las Vegas Senior Notes due 2027, and redeeming the Wynn Macau Senior Notes due 2021 by using proceeds from the issuance of new Wynn Macau Senior Notes due 2024 and 2027.

•	Continuing to Return Significant Capital to our Shareholders. During 2017, we returned approximately $204 million ($2.00 per share) of cash to shareholders through dividend payments. Through the end of 2017, we have returned approximately $6.6 billion ($60.75 per share) since our initial public offering in 2002.

•	Earned More Forbes Five-Star Awards than Any Independent Hotel Company. Forbes Travel Guide awarded sixteen Five-Star awards in 2018 to Wynn Macau, Wynn Palace and Wynn Las Vegas. Wynn Palace earned a coveted Five-Star triple crown for its hotel, spa, and Sushi Mizumi restaurant while Wing Lei at Wynn Las Vegas remained the only Five-Star Chinese restaurant in North America. Collectively, Wynn Resorts has more Forbes Travel Guide Five-Star awards than any other independent hotel company in the world. Wynn Macau is the only resort in the world with eight Forbes Travel Guide Five-Star awards.

HOW WE USE COMPENSATION TO FURTHER OUR STRATEGY AND SUPPORT OUR PERFORMANCE

We take a multi-decade investment approach to our business that focuses on rewarding strong near-term performance and the creation of long-term shareholder value. Because product quality and service excellence are at the core of our strategy, we use annually focused, operations-based pay to highlight the critical importance of performing well each year for each customer. We supplement that with a set of long-term incentives and holding requirements to support the sustainability of our reputation and our ongoing returns.

SHAREHOLDER ENGAGEMENT

Over the last five years (from 2013 through April 2018) we have made important updates to our pay plans and corporate governance documents and policies based on our changing needs and the input we have received from engagements with our shareholders. Each change supports our business model and the aligning of our compensation with our performance goals. These changes include:

•	Separating the positions of Chairman of the Board and CEO, with an independent director as board chair

•	Commencing a board refreshment process to meet our evolving needs and strengthen our Board’s diversity, skills and experience

•	Eliminating all excise tax-gross ups

•	Doubling the stock holding requirement for our CEO (now 10X base salary)

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COMPENSATION DISCUSSION AND ANALYSIS

•	Implementing a policy requiring a director who does not receive 50% of votes cast in an uncontested election to offer his or her resignation

•	Creating multiple metrics for our annual incentive programs, consistent with best practices, including increasing by 10% the minimum Adjusted Property EBITDA goal with respect to 2017 performance awards

•	Implementing plans in which the majority of NEOs’ pay is “at risk.” For 2017, approximately 87% of Mr. Wynn’s total compensation (as reported in the Summary Compensation Table) was at-risk and tied to the achievement of three performance goals set by the Compensation Committee

•	Creating performance-based stock awards that vest over multiple years

•	Reducing our former CEO’s base salary and eliminating various former CEO perquisites

•	Shifting payments of annual incentive bonuses from all cash to 50% stock

•	Exercising negative discretion to reduce compensation payouts when warranted

SAY-ON-PAY VOTE HISTORY

We intend to continue to improve our compensation plans, and are grateful for the ongoing shareholder input that informs our discussions. Although a majority of our shareholders supported our advisory vote on the compensation of our named executive officers in 2017, the total votes in support—approximately 62%—were well short of the levels we had hoped to achieve then, or in future years. We encourage you, our shareholders, to continue to reach out to us via the various means described in this proxy statement. We value the input of our shareholders and encourage the ongoing information exchange that enables us to remain current with prevailing practices.

This compensation discussion and analysis focuses, as required by applicable rules, on compensation awarded in 2017 to our Named Executive Officers, which includes our former CEO and Chairman Stephen A. Wynn. To provide context, we also provide some information on actions taken since Mr. Wynn resigned and Matt Maddox became CEO. We do not think of Wynn Resorts as a company run by a small group of officers, but as a team of over 25,000 employees dedicated to providing our guests the best possible experiences, being welcome members of our communities and generating ongoing returns for our shareholders.

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

•	Our pay structures are simple and transparent

•	Our Compensation Committee is comprised solely of independent directors and it hires a compensation consultant who provides no services to our management

•	Our annual incentives are aligned with critical operating and excellence goals

•	Our equity-based grants vest over long periods and are subject to meaningful holding requirements

•	Our annual incentives do not have minimum guaranteed payouts

•	We do not reprice options or pay dividends on option awards

•	We do not provide supplemental retirement or pension benefits to NEOs

•	We do not provide excise tax gross-ups

•	Our change-in-control payments are subject to double triggers

•	Our pay plans are structured to discourage inappropriate risk taking

PHILOSOPHY AND OVERVIEW OF OUR EXECUTIVE COMPENSATION PROGRAM

Our Compensation Philosophy. We, the Compensation Committee, believe that our ability to oversee the delivery of operational excellence and steady returns depends on attracting and retaining a high-performing management team. To achieve this we rely on these principles:

•	Top talent. Our business spans continents, requires tight coordination with regulators, depends on knowledge of numerous types of operations, and is highly dependent on a reputation for excellence, so finding and retaining top talent is a critical element of our compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

•	Pay-for-sustainable performance. The majority of our executives’ total compensation is tied to achieving annual and long-term goals that enhance the value of our reputation and brand and drive long-term shareholder value. The Compensation Committee retains discretion to reduce amounts earned and payable when doing so will further these goals. In 2018, the Compensation Committee implemented performance-based stock awards that vest upon achievement of pre-established financial performance goals over each of the next three years that are based upon property-level revenue and Adjusted Property EBITDA.

•	Shareholder alignment. Our long-term equity incentives align executives’ interests with those of shareholders and stakeholders.

•	Focus on compensation totals and parity. We evaluate the total amounts of executives’ compensation for parity purposes and assess them relative to the pay practices of major gaming companies and other competitors for talent.

•	Simplicity and clarity. We value pay structures that are simple and clear. We believe pay simplicity promotes transparency, avoids incentivizing focus on pay goals at the expense of ongoing excellence and performance, and promotes teamwork.

•	Good compensation governance. We believe in building our compensation programs on a good compensation governance foundation. Our Compensation Committee is comprised solely of independent directors and it hires our compensation consultant who provides no services to our management. Our past service-based equity awards vest over long periods and are subject to meaningful stock holding requirements. A significant percentage of our annual incentives are equity based and subject to multiple performance metrics—with no minimum guaranteed payments. We do not reprice options or pay dividends on option awards. We provide no supplemental retirement or pension benefits to NEOs. In 2018, the Compensation Committee terminated executives’ right to an excise tax gross-up in connection with any separation payments. Our pay plans are subject to risk assessments and our change-in-control payments to double triggers.

The Compensation Committee regularly evaluates the Company’s compensation arrangements to assess whether they support these objectives.

NAMED EXECUTIVE OFFICERS

This Compensation Discussion and Analysis focuses on the following executives who were our NEOs in 2017:

NAME	TITLE
Matt Maddox	Chief Executive Officer (as of February 6, 2018) and President
Kim Sinatra	Executive Vice President, General Counsel and Secretary
Craig Billings	Chief Financial Officer and Treasurer (as of March 1, 2017)
Stephen A. Wynn	Chairman and Chief Executive Officer (through February 6, 2018)
Stephen Cootey	Senior Vice President, Chief Financial Officer and Treasurer (through March 1, 2017)

ELEMENTS OF PAY

ELEMENT	ROLE AND OBJECTIVES
Base salary	Provide competitive, fixed, cash compensation to attract and retain top employees and recognize sustained performance, job scope and experience.
Annual incentives

Retain the executive, enforce accountability and motivate and reward achievement of annual and long-term goals. Under our 2014 Omnibus Incentive Plan (“Omnibus Plan”), the Committee can select additional annual and long-term goals in addition to the Adjusted Property EBITDA goal and exercise discretionary reductions in individual awards. 50% of 2017 annual incentive awards were paid in stock.

Long-term incentive: stock options & restricted stock	Encourage focus on long-term value creation, promote retention and align executive and shareholder interests.
Executive benefits	Promote executive and family well-being through health and insurance benefits, complimentary resort privileges and merchandise discounts.

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COMPENSATION DISCUSSION AND ANALYSIS

2017 EXECUTIVE COMPENSATION DECISIONS

We do not use a set formula for allocating compensation opportunities among the principal elements of our executive compensation program. Instead, we offer total compensation packages that the Compensation Committee views to be effective for attracting and retaining key leaders while motivating management to maximize long-term Company value for our shareholders.

Base Salary. Negotiated employment agreements establish our NEOs’ initial base salaries. We review and adjust their base salaries periodically to stay competitive, to reflect improvements in performance, capabilities, and experience, and reward expansions of responsibility or other extraordinary circumstances. Base salaries for the NEOs as of December 31, 2017 and 2016 were:

EXECUTIVE	2017 BASE SALARY	2016 BASE SALARY	INCREASE
Matt Maddox(1)	$1,500,000	$1,500,000	0%
Kim Sinatra	$1,000,000	$1,000,000	0%
Craig Billings(2)	$ 750,000	N/A	N/A
Stephen A. Wynn	$2,500,000	$2,500,000	0%
Stephen Cootey	$ 625,000	$ 625,000	0%

(1)	Mr. Maddox’s base salary was increased to $2,000,000, effective February 27, 2018, in connection with his promotion to Chief Executive Officer.

(2)	Mr. Billings joined the Company on March 1, 2017. Mr. Billings’ base salary was increased to $875,000, effective March 1, 2018, in connection with the one-year extension of his employment agreement, and in recognition of his contributions to the performance of the Company.

Annual Incentives. For the 2017 annual incentive awards granted under our Omnibus Plan, the Compensation Committee selected three performance goals:

•	2017 Adjusted Property EBITDA. This is used to measure the operating performance of our segments compared to those of our competitors.

•	Forbes Five-Star distinction in hotel, food and beverage or spa categories on both Las Vegas and Macau. Our business depends on repeat visits from guests and requires superior customer experience and service. Achieving and maintaining Forbes-Five Star distinction drives excellence across a broad range of operations at our properties and is essential to drive customer demand, increase brand awareness and build loyalty over the long term. This goal encourages long-term investment in our human capital and retention of talent because we believe human resources and staff training ensure our employees are prepared to provide the luxury service that our guests expect.

•	Achieving substantial completion of the construction of Wynn Plaza. Wynn Plaza is an opulent new shopping experience currently expected to open in the second half of 2018, and is part of our focus on continuing to refresh our resorts and create unique customer experiences. This performance goal supports the Company’s strategic deployment of capital expenditures aimed at building brand equity and loyalty among premium customers who drive attractive long-term returns for our business.

	MATT MADDOX	KIM SINATRA	CRAIG BILLINGS	STEPHEN A. WYNN
Goal 1: 2017 Adjusted Property EBITDA $1.1—$1.375 billion $1.375—$1.675 billion Above $1.675 billion	0.6x Base Salary 1.0x Base Salary 1.4x Base Salary	0.6x Base Salary 1.0x Base Salary 1.4x Base Salary	0.6x Base Salary 1.0x Base Salary 1.4x Base Salary	3.0x Base Salary 5.0x Base Salary 7.0x Base Salary
Goal 2: Maintain 5-star status in Hotel, Food & Beverage or Spa in both Las Vegas and Macau	0.5x Base Salary	0.5x Base Salary	0.5x Base Salary	2.5x Base Salary
Goal 3: Achieve Substantial Completion of the Construction of Wynn Plaza	0.5x Base Salary	0.5x Base Salary	0.5x Base Salary	2.5x Base Salary

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Cootey left the Company on March 1, 2017, and was not eligible for any bonus.

When setting the Adjusted Property EBITDA goal, the Compensation Committee considered the competitive projects in Cotai, current conditions in Macau and the Company’s operating and growth strategies.

If each of the performance goals was achieved at maximum levels, the NEO participants were eligible to receive the maximum awards set forth in the table below. These awards were subject to (i) the limitations set forth in the Omnibus Plan, including the cash and stock grant limits and requirement of continued employment through the end of the calendar year performance period, and (ii) the Compensation Committee’s right, in its discretion, to reduce actual bonus amounts paid, taking into account other performance considerations, including corporate, property level and individual performance, as well as general macroeconomic conditions.

Actual Adjusted Property EBITDA for 2017 was $1.81 billion, the Company maintained its Forbes Five-Star distinction in both Las Vegas and Macau, and the Company achieved substantial completion of Wynn Plaza with the issuance of the temporary certificate of occupancy in October 2017. Accordingly, all performance metrics for maximum funding were attained, and in December 2017, the Compensation Committee determined the actual award payouts as set forth below. As part of our tax planning in connection with the Tax Cuts and Jobs Act signed into law on December 22, 2017 (the “Tax Reform Act”), we paid 2017 annual incentive awards to the NEOs in December 2017 instead of January 2018, resulting in a net tax savings for the Company of $4.9 million.

NAMED EXECUTIVE OFFICER				ACTUAL AWARD
	THRESHOLD(1)	TARGET(2)	MAXIMUM(3)	CASH	EQUITY(4)
Matt Maddox	$ 2,400,000	$ 3,000,000	$ 3,600,000	$ 1,800,000	$ 1,800,000
Kim Sinatra	$ 1,600,000	$ 2,000,000	$ 2,400,000	$ 1,200,000	$ 1,200,000
Craig Billings	$ 1,200,000	$ 1,500,000	$ 1,800,000	$ 900,000	$ 900,000
Stephen A. Wynn	$20,000,000	$25,000,000	$30,000,000	$15,000,000	$15,000,000
Stephen Cootey(5)	N/A	N/A	N/A	N/A	N/A

(1)	Amounts in the Threshold column reflect potential awards for achievement of 2017 Adjusted Property EBITDA between $1.1 billion to $1.375 billion, achievement of goals 2 and 3. No awards would have been payable under goal 1 if the 2017 Adjusted Property EBITDA were below $1.1 billion. Adjusted Property EBITDA is net income before interest, income taxes, depreciation and amortization, pre-opening expenses, property charges and other, management and license fees, corporate expenses and other (including intercompany golf course and water rights leases), stock-based compensation, loss on extinguishment of debt, change in interest rate swap fair value, change in Redemption Note fair value, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. See pages 127-130 of our Annual Report on Form 10-K for the year ended December 31, 2017 (Item 8, Note 15—“Segment Information” to our Consolidated Financial Statements) for the definition of “Adjusted Property EBITDA,” a reconciliation of Adjusted Property EBITDA to net income attributable to Wynn Resorts, and other information regarding this non-GAAP financial measure.

(2)	Amounts in the Target column reflect potential awards for achievement of 2017 Adjusted Property EBITDA between $1.375 billion to $1.675 billion and achievement of goals 2 and 3.

(3)	Amounts in the Maximum column reflect potential awards for achievement of 2017 Adjusted Property EBITDA of over $1.675 billion and achievement of goals 2 and 3.

(4)	The amounts set forth in this column reflect the aggregate grant date fair value of stock awards granted. These stock awards are fully vested.

(5)	Mr. Cootey left the Company on March 1, 2017, and as such was not eligible for any bonus.

Long-term Incentives. The Company has historically made periodic—not annual—equity grants to executives, including our NEOs. Those periodic grants were typically made with long-term vesting dates of up to ten years.

On February 28, 2017 in conjunction with the extension of Mr. Maddox’s and Ms. Sinatra’s contracts the Company awarded 200,000 and 100,000 shares of restricted stock to them respectively. Other than equity issued in payment of annual incentive awards, this was the first long-term equity incentive award to Mr. Maddox since 2013 and the first long-term incentive award to Ms. Sinatra since 2014. The restricted stock awards provided that they would vest in full on November 4, 2021 subject to continued employment. These awards were amended in April 2018 as described below in “Recent Compensation Actions.”

In connection with Mr. Maddox’s promotion as the Company’s Chief Executive Officer, he received a grant of 50,000 shares of restricted stock in April 2018. Except as otherwise described in the section titled “Potential Payments or Upon Termination or Change in Control”, Mr. Maddox’s award vests as follows: 10,000 shares vest on each of March 1, 2019, March 1, 2020 and March 1, 2021, based on the achievement of performance-based criteria set by the Compensation Committee, and 10,000 shares vest on each of March 1, 2022 and March 1, 2023, subject to continued employment.

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COMPENSATION DISCUSSION AND ANALYSIS

In connection with Mr. Billings’ appointment as the Company’s Chief Financial Officer, he received a grant of 30,000 shares of restricted stock on March 1, 2017. The restricted stock award vests 20% per year, subject to his continued employment, except as otherwise described in more detail under the heading “Potential Payments Upon Termination or Change in Control.” In connection with the extension of Mr. Billings’ employment agreement, he received a grant of 25,000 shares of restricted stock in April 2018. Except as otherwise described in the section titled Potential Payments or Upon Termination or Change in Control, Mr. Billings’ award vests as follows: 5,000 shares vest on each of March 1, 2019, March 1, 2020 and March 1, 2021, based on the achievement of performance-based criteria set by the Compensation Committee, and 5,000 shares vest on each of March 1, 2022 and March 1, 2023, subject to continued employment.

Executive Benefits. We provide our NEOs with benefits that we believe are reasonable, competitive and consistent with our overall executive compensation program. Our primary executive benefits are certain health insurance coverage, life insurance premiums, discounts and complimentary privileges with respect to the Company’s resorts, which are described in the footnotes to the “Summary Compensation Table.” For 2017, we paid nonresident state income taxes imposed on our executives who were required by us to travel on Company business and perform services in states other than their states of employment. This primarily arose as a result of travel to and work in Massachusetts in connection with our Wynn Boston Harbor resort. Our reimbursement covers the incremental cost of the nonresident taxes and puts the executives in the same economic position as though they had worked in their normal places of business. The Company does not gross-up or pay any state income taxes that the employees incur on account of work in their normal work locations.

Also for 2017, as part of our tax planning in connection with the Tax Reform Act, we paid 2017 annual incentive awards in December 2017 instead of January 2018 because it was tax advantageous for the Company. Because this timing resulted in the grantees being subject to higher taxes than if we had made the payments in the normal course in 2018, we made the NEOs whole for the incremental federal income taxes that they incurred, so that payments received in 2017 would be tax neutral for the grantees. The net tax savings for the Company of this arrangement outweighed the aggregate incremental payments to the NEOs by $4.9 million.

In addition, prior to his resignation, Mr. Wynn had access to the Company’s aircraft for personal use pursuant to a time sharing agreement described in “Certain Relationships and Related Transactions—Aircraft Arrangements.” Mr. Wynn was required to reimburse the Company for certain expenses for his personal use of Company aircraft, subject to a $250,000 credit per calendar year as approved by the Compensation Committee. For security purposes, the Board required Mr. Wynn to travel on Company aircraft for both personal and business travel, and the Company provided cars and a driver in Las Vegas for his business and personal use. We maintain a comprehensive security program for the Company. As a component of that program, we provided Mr. Wynn with personal security services, which we viewed as a necessary and appropriate business expense. In determining the level and form of protection, we considered both security risks faced by multinational corporations generally and security risks specific to our Company and Mr. Wynn.

RECENT COMPENSATION ACTIONS

In April 2018, the Compensation Committee approved amended agreements with Messrs. Maddox and Billings and with Ms. Sinatra that provided for the following:

•	Mr. Maddox’s amended agreement provides for a base salary of $2,000,000 per year and a target annual bonus equal to 250% of the annual base salary Mr. Maddox receives during the applicable year, extends the termination date of the agreement from December 31, 2019 to February 27, 2021, and provides for separation payments that include at least 18 months’ salary, instead of 12 months’ salary.

•	Under the amended agreements, Mr. Maddox and Ms. Sinatra agreed to the cancellation of their right to an excise tax gross-up that previously was payable in connection with any separation payments, resulting in the elimination of all excise tax gross-ups in the Company’s compensation program.

•	Mr. Billings’ amended agreement provides for an annual base salary of $875,000 and extends the term of his agreement by one year.

•	The Company amended the restricted stock awards granted to Mr. Maddox and Ms. Sinatra in 2017, and granted 50,000 shares of restricted stock to Mr. Maddox and 25,000 shares of restricted stock to Mr. Billings. As a result of the

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COMPENSATION DISCUSSION AND ANALYSIS

amendments and new grants, vesting of 60% of each executive’s new and amended restricted stock grants are based on achievement of pre-established property-level revenue and Adjusted Property EBITDA performance goals over each of the next three years, instead of vesting solely on the basis of continued employment. The agreements provide for accelerated or pro-rata vesting upon certain terminations of employment and amend the definition of “change of control” to delete a reference to Mr. Wynn and his affiliates.

HOW WE MAKE PAY DECISIONS

Role of the Compensation Committee and Management in Setting Compensation. The Compensation Committee sets all elements of compensation for our NEOs based upon consideration of their contributions to the operating and strategic performance of the Company. The Compensation Committee considers the recommendations of the CEO in establishing compensation for all other NEOs. In addition, the CEO performs annual reviews of our senior executive officers and makes recommendations to the Compensation Committee. The Compensation Committee reviews the recommendations and makes final decisions regarding compensation for our senior executive officers.

Role of the Compensation Consultant. The Compensation Committee has the authority to retain compensation consulting firms exclusively to assist it in the evaluation of senior executive officer and employee compensation and benefit programs. In 2017, the Compensation Committee retained Pay Governance, a nationally recognized independent compensation consulting firm, to assist in performing its duties. Pay Governance does not provide services to the Company other than the advice on director and executive compensation that it may provide the Compensation Committee when requested. In 2017, Pay Governance provided the Compensation Committee with a peer group review and competitive compensation analysis, in connection with the Compensation Committee’s review of compensation levels of our NEOs. The Compensation Committee retains sole responsibility for engaging its advisors.

Independence of the Compensation Consultant. The Compensation Committee has determined that Pay Governance is independent and the services provided by Pay Governance currently do not and during 2017 did not raise any conflict of interests. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Exchange Act and applicable listing standards.

Setting Executive Compensation. Generally, in determining base salary, annual incentive award goals and guidelines for equity awards, the Compensation Committee uses the NEOs’ current level of compensation as the starting point. Our compensation decisions consider the scope and complexity of the functions executives oversee; the contribution of those functions to our overall performance; executives’ experience and capabilities; individual performance; and practices of our peers. In addition, wealth accumulation is considered when making equity grants to assure alignment of the interests of our senior executive officers and those of our shareholders.

The Compensation Committee reviews total compensation, along with the value of past equity awards, to assess the general competitiveness of compensation. Annual cash and equity incentive compensation awards and special bonuses are considered on the basis of Company and individual performance. However, increases to base salary and additional equity incentive awards are made only on a periodic basis or in recognition of notable contributions to value creation for Company shareholders.

Other Key Considerations. The Compensation Committee is mindful that gaming companies have historically provided total compensation packages that may be higher than many of their non-gaming counterparts due to the unique blend of entrepreneurial and managerial skills required to be successful in gaming, as well as regulatory and other extraordinary demands. In addition, the Company’s global operations have required that NEOs provide extraordinary levels of commitment and financial, development, and operating expertise. In fulfilling the Company’s goal of attracting and retaining high-quality and experienced executives, the Compensation Committee considers these factors in its determination of total compensation for the NEOs.

OTHER ASPECTS OF OUR EXECUTIVE COMPENSATION

Peer Group and Market Analysis. The Compensation Committee believes that it is appropriate to offer competitive total compensation packages to senior executive officers in order to attract and retain top executive talent. The compensation peer group allows the Compensation Committee to monitor the compensation practices of our primary competitors for executive talent. The Compensation Committee does not target any specific pay percentile for the Company’s senior

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COMPENSATION DISCUSSION AND ANALYSIS

executive officers. Instead, the Compensation Committee uses this information as a general overview of market practices and to ensure that it makes informed decisions on senior executive officer pay packages.

In 2017, as part of our regular review of our compensation programs, the Compensation Committee considered peer group data from gaming and other related industries that the Compensation Committee believes reflect the competitive market for executive talent similar to that required by the Company. Our peer group was last updated in 2016.

WYNN RESORTS 2017 EXECUTIVE COMPENSATION PEER GROUP
GAMING & RESORTS	TRAVEL, HOSPITALITY & RESORTS	LIFESTYLE PRODUCTS
Las Vegas Sands Corp.	Royal Caribbean Cruises Ltd.	Ralph Lauren Corporation
MGM Resorts International	Wyndham Worldwide Corporation	Tapestry, Inc.
Caesars Entertainment Corporation	Marriott International, Inc.	Tiffany & Co.
Penn National Gaming, Inc.	Hyatt Hotels Corporation	The Estée Lauder Companies Inc.
Gaming & Leisure Properties, Inc.	Hilton Worldwide Holdings Inc.
Norwegian Cruise Line Holdings Ltd

The 15 companies in the peer group generally had revenue, market capitalization and total enterprise value (as of December 31, 2017) in a relevant range around those of the Company as set forth below.

	WYNN RESORTS	PEER GROUP
Revenue	$ 6.3 billion	Range:	$1.0 billion—$22.9 billion
		Median:	$5.7 billion
Market Capitalization	$19.7 billion	Range:	$2.9 billion—$54.9 billion
		Median:	$12.6 billion
Enterprise Value	$26.5 billion	Range:	$7.2 billion—$63.3 billion
		Median:	$15.5 billion

Data source: Bloomberg.

Employment Agreements. We have a longstanding practice of entering into multi-year employment agreements with our senior executive officers and senior management. We believe that employment agreements provide greater assurance of continuity and retention of critical creative and operating talent in a highly competitive industry. Employment agreements for our NEOs are approved by the Compensation Committee in consultation with the Compensation Committee’s independent compensation advisors, as needed. The employment agreements for the NEOs currently employed by the Company specify their base salary and provide that if the executive’s employment (i) terminates without cause at the Company’s election, (ii) is terminated by the executive following the Company’s material breach of the agreement or (iii) is terminated by the executive for good reason after a change in control, the executive will receive a separation payment as described in more detail under the heading “Potential Payments Upon Termination or Change in Control.” The employment agreements and the terms of equity awards also provide that vesting of some or all of an executive’s equity awards will accelerate upon such event. The employment agreements provided for an excise tax gross up but the executives subsequently agreed to cancel their right to such gross-up. We believe that providing for these benefits in such situations enhances the value of the business by preserving the continuity of management during potential change in control situations and by focusing our senior executives on our long-term priorities. Additional information regarding payments under these provisions is provided under the heading “Potential Payments Upon Termination or Change in Control.”

Tax Deductibility of Compensation. At the time our Compensation Committee established compensation arrangements for our NEOs for fiscal 2017, Internal Revenue Code Section 162(m) prevented publicly traded companies from receiving a tax deduction on certain compensation paid to the chief executive officer and three other highest-paid executive officers (other than the chief financial officer) in excess of $1,000,000 in any taxable year, unless the compensation qualified as “performance-based.” The Tax Reform Act, among other things, repealed the exception from Section 162(m)’s deduction limit for “performance-based” compensation for taxable years beginning after December 31, 2017. The Compensation

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COMPENSATION DISCUSSION AND ANALYSIS

Committee will review the Tax Reform Act and its impact on the Company’s executive compensation program. Prior to the Tax Reform Act, the Company generally sought to design and administer some components of executive compensation to allow for tax deductibility when consistent with the overall objectives of the compensation program. However, the Compensation Committee has always maintained the ability to elect to provide non-deductible compensation when it determines that to be advisable to achieve its compensation objectives of attracting or retaining key executives, or where the Compensation Committee determines that achieving maximum tax deductibility would be disadvantageous to the best interests of the Company.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

J. Edward Virtue, Chairman

John J. Hagenbuch

Jay L. Johnson

Alvin V. Shoemaker

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SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation awarded to, earned by, or paid to, each of our NEOs for the fiscal years ended December 31, 2017, 2016 and 2015. Please note that $19,230,000 and $9,615,000 of the amounts shown under “Stock Awards” for 2017 with respect to Mr. Maddox and Ms. Sinatra reflects (as required by applicable rules) the full grant date fair value of long-term restricted stock grants. These were the first long-term equity incentive awards granted to Mr. Maddox and Ms. Sinatra since 2013 and 2014, respectively. The restricted stock awards provided that they would vest in full in approximately five years, on November 4, 2021, subject to continued employment. These awards were amended in April 2018 to impose performance-vesting conditions as described in “Recent Compensation Actions.”

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	STOCK AWARDS ($)(1)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
Matt Maddox(5) Chief Executive Officer and President	2017	$1,500,000	$21,030,000	$ 1,800,000	$ 486,633	$24,816,633
	2016	$1,500,000	$ 1,500,000	$ 1,500,000	$ 114,703	$ 4,614,703
	2015	$1,500,000	$ 1,200,000	$ 1,200,000	$ 178,932	$ 4,078,932
Kim Sinatra EVP, General Counsel and Secretary	2017	$1,000,000	$10,815,000	$ 1,200,000	$ 279,043	$13,294,043
	2016	$ 873,654	$ 850,000	$ 850,000	$ 65,086	$ 2,638,740
	2015	$ 850,000	$ 680,000	$ 680,000	$ 129,156	$ 2,339,156
Craig Billings(6) Chief Financial Officer and Treasurer	2017	$ 624,423	$ 3,981,300	$ 900,000	$ 126,570	$ 5,632,293

Stephen A. Wynn(7) Former Chairman and Chief Executive Officer	2017	$2,500,000	$15,000,000	$15,000,000	$2,022,695	$34,522,695
	2016	$2,500,000	$12,500,000	$12,500,000	$ 656,985	$28,156,985
	2015	$2,500,000	$ 8,750,000	$ 8,750,000	$ 680,391	$20,680,391
Stephen Cootey(8) Former SVP, Chief Financial Officer and Treasurer	2017	$ 175,481	—	—	—	$ 175,481
	2016	$ 625,000	—	$ 625,000	$ 49,115	$ 1,299,115
	2015	$ 625,000	—	$ 500,000	$ 61,406	$ 1,186,406

(1)	Stock awards granted as a component of the 2017, 2016 and 2015 annual incentive awards are reported in this column as 2017, 2016 and 2015 compensation, respectively, to reflect the applicable service period for such awards; however, stock grants for 2016 and 2015 were approved by the Compensation Committee in January of the following calendar year. Stock grants for 2017 were approved by the Compensation Committee in December 2017. See annual incentive award payouts as described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentives” for a description of the 2017 annual incentive awards. The amounts reported in 2017 for Mr. Maddox, Ms. Sinatra and Mr. Billings, reflect a portion from restricted stock grants which are not related to the annual incentive awards and were reported in the year of grant. Grants of 200,000 and 100,000 shares of restricted stock to Mr. Maddox and Ms. Sinatra, respectively, were made in connection with the renewal of their employment agreements for three years, provided that they would vest in full on November 4, 2021. The grant of 30,000 shares of restricted stock to Mr. Billings was made in connection with his three year employment agreement, and such grant vests over a five year period.

(2)	The amounts set forth in this column reflect the aggregate grant date fair value of stock awards computed in accordance with accounting standards for stock based compensation. See our Annual Report on Form 10-K for the year ended December 31, 2017, Item 8, Note 12—“Stock-Based Compensation” to our Consolidated Financial Statements for assumptions used in computing fair value.

(3)	As described above under “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentives,” in December 2017, the Compensation Committee exercised its discretion to pay 50% of the actual earned annual incentive for all then current NEOs in stock.

(4)	For executives other than Mr. Wynn and Mr. Cootey, “All Other Compensation” for 2017 includes cash dividends accrued on unvested stock, which is paid if and when the stock vests.

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Furthermore, because of the Tax Reform Act, which was signed into law on December 22, 2017, the annual incentive awards were paid in December 2017 instead of January 2018 because it was tax advantageous for the Company. If payments were made in 2018, the grantees would have been subject to a lower tax bracket. As such, the Company paid the incremental federal income taxes (“Incremental FIT”) incurred by the NEOs so that payments received in 2017 would be tax neutral for the grantees. The net tax savings for the Company of this arrangement outweighed the aggregate Incremental FITs by $4.9 million.

In addition, for 2017, the Company paid nonresident state income taxes imposed on employees who are required by us to travel on Company business and perform services in states (i.e., Massachusetts) other than their states of employment. The reimbursement covers the incremental cost of these nonresident taxes and puts the employees in the same economic position as though they had worked in their normal places of business. The Company does not gross-up or pay any state income taxes that the employees incur in their normal work locations.

The following amounts for 2017 are included in “All Other Compensation” for Mr. Maddox:

(i) personal use of Company aircraft of $3,454 (Mr. Maddox receives no tax gross ups relating to the value of aircraft usage that is imputed to him as compensation);

(ii) insurance premiums and benefits including executive life and medical insurance of $8,940;

(iii) reimbursement of taxes related to work performed in Massachusetts of $2,079;

(iv) Incremental FIT of $161,240;

(v) matching contributions made under the Company’s §401(k) Plan, which is generally available to our eligible employees, of $8,100;

(vi) merchandise discounts of $2,820; and

(vii) accrued cash dividends on unvested restricted stock of $300,000.

The following amounts for 2017 are included in “All Other Compensation” for Ms. Sinatra:

(i) insurance premiums and benefits including executive life and medical insurance of $6,640;

(ii) reimbursement of taxes related to work performed in Massachusetts of $6,634;

(iii) Incremental FIT of $107,494;

(iv) matching contributions made under the Company’s §401(k) Plan, which is generally available to our eligible employees, of $8,100;

(v) merchandise discounts of $175; and

(vi) accrued cash dividends on unvested restricted stock of $150,000.

The following amounts for 2017 are included in “All Other Compensation” for Mr. Billings:

(i) insurance premiums and benefits including executive life and medical insurance of $665;

(ii) reimbursement of taxes related to work performed in Massachusetts of $285;

(iii) Incremental FIT of $80,620; and

(iv) accrued cash dividends on unvested restricted stock of $45,000.

The following amounts for 2017 are included in “All Other Compensation” for Mr. Wynn:

(i) personal use of Company aircraft of $250,000 (Mr. Wynn receives no tax gross ups relating to the value of aircraft usage that is imputed to him as compensation);

(ii) the Company’s incremental cost of $213,758 to provide personal security to Mr. Wynn;

(iii) insurance premiums and benefits including executive life and medical insurance of $65,203;

(iv) allocated compensation and benefits for the personal use of a driver whom we employed for Mr. Wynn and the personal use of vehicles of $109,671;

(v) merchandise discounts of $39,103;

(vi) Incremental FIT of $1,343,669; and

(vii) reimbursement of taxes related to work performed in Massachusetts of $1,291.

(5)	Mr. Wynn resigned as Chairman of the Board and Chief Executive Officer effective February 6, 2018.

(6)	Mr. Maddox was appointed to serve as Chief Executive Officer effective February 6, 2018.

(7)	Mr. Billings joined the Company as Chief Financial Officer on March 1, 2017.

(8)	Mr. Cootey left the Company on March 1, 2017.

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EXECUTIVE COMPENSATION TABLES

DISCUSSION OF SUMMARY COMPENSATION TABLE

In 2017, each of the NEOs received a base salary in accordance with the terms of his or her employment agreement, as approved by the Compensation Committee. Key terms of the agreements, as in effect on December 31, 2017, were as follows:

NAMED EXECUTIVE OFFICER	CONTRACT EXPIRATION		BASE SALARY
Matt Maddox(1)	12/31/19		$1,500,000
Kim Sinatra	2/17/20		$1,000,000
Craig Billings(2)	3/1/20		$ 750,000
Stephen A. Wynn	10/24/22	(3)	$2,500,000
Stephen Cootey	N/A	(4)	N/A

(1)	The Company amended and restated Mr. Maddox’s employment agreement, effective as of February 27, 2018, which extended the term of his employment agreement through February 27, 2021 and increased his base salary to $2,000,000.

(2)	The Company amended Mr. Billings’ employment agreement, effective as of March 1, 2018, which extended the term of his employment agreement through March 1, 2021 and increased his base salary to $875,000.

(3)	Mr. Wynn resigned on February 6, 2018.

(4)	Mr. Cootey left the Company on March 1, 2017.

Each of the employment agreements provide that the executive will participate in company profit sharing and retirement plans if offered, disability or life insurance plans, medical and/or hospitalization plans, vacation and expense reimbursement programs. In addition, the agreements provide for severance payments and benefits upon certain terminations of employment, including termination following a change in control, as discussed in the section below entitled “Potential Payments Upon Termination or Change in Control.”

2017 GRANTS OF PLAN-BASED AWARDS TABLE

The Omnibus Plan rewards management for creation of superior return to shareholders, measured by the operating performance of our resorts. The amounts shown in the table below reflect potential payments when the performance criteria under this plan were established in the first quarter of 2017. Actual payouts are reflected in the “Stock Awards” and “Non-Equity Incentive Plan” columns of the Summary Compensation table.

	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS ($)(1)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)		GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(2)
NAMED EXECUTIVE OFFICER		THRESHOLD ($)(3)	TARGET ($)(4)	MAXIMUM ($)(5)
Matt Maddox	N/A	$2,400,000	$3,000,000	$3,600,000	—		—
	2/28/2017	—	—	—	200,000	(6)	$19,230,000
Kim Sinatra	N/A	$1,600,000	$2,000,000	$2,400,000	—		—
	2/28/2017	—	—	—	100,000	(6)	$ 9,615,000
Craig Billings	N/A	$1,200,000	$1,500,000	$1,800,000	—		—
	3/1/2017	—	—	—	30,000	(7)	$ 3,081,300
Stephen A. Wynn	N/A	$20,000,000	$25,000,000	$30,000,000	—		—
Stephen Cootey	N/A	N/A	N/A	N/A	—		—

(1)

The potential 2017 performance-based annual incentive awards that could have been earned for 2017 were subject to (a) the limitations set forth in the Omnibus Plan, including the cash and stock grant limits and continued employment through the end of the performance period, (b) the Compensation Committee’s ability to reduce awards in its discretion and (c) the Compensation Committee’s discretion to pay a portion of the awards in shares of Common Stock. Actual awards were based upon achievement of

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EXECUTIVE COMPENSATION TABLES

three 2017 performance criteria: (1) achievement of a 2017 Adjusted Property EBITDA goal; (2) retention of specified third party recognition of quality and performance; and (3) achievement of substantial completion of Wynn Plaza. Actual payouts are described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentives.”

(2)	The amounts set forth in this column reflect the aggregate grant date fair value of stock awards computed in accordance with accounting standards for stock based compensation. See our Annual Report on Form 10-K for the year ended December 31, 2017, Item 8, Note 12—“Stock-Based Compensation” to our Consolidated Financial Statements for assumptions used in computing fair value.

(3)	Amounts in the Threshold column reflect potential awards for achievement of 2017 Adjusted Property EBITDA between $1.1 billion to $1.375 billion and achievement of goals 2 and 3. No awards would have been payable under goal 1 if the 2017 Adjusted Property EBITDA were below $1.1 billion.

(4)	Amounts in the Target column reflect potential awards for achievement of 2017 Adjusted Property EBITDA between $1.375 billion to $1.675 billion and achievement of goals 2 and 3.

(5)	Amounts in the Maximum column reflect potential awards for achievement of 2017 Adjusted Property EBITDA of over $1.675 billion and achievement of goals 2 and 3.

(6)	In connection with the extension of their employment agreements, Mr. Maddox was granted 200,000 shares of restricted stock and Ms. Sinatra was granted 100,000 shares of restricted stock. The restricted stock awards provided that they would vest in full on November 4, 2021 subject to continued employment, provided that if the executive’s employment terminates before such date, certain accelerated vesting provisions may apply as described below under “Potential Payments upon Termination or Change in Control.” These awards were amended in April 2018 as described above in “Recent Compensation Actions.”

(7)	In connection with Mr. Billings’ employment agreement, Mr. Billings was granted 30,000 shares of restricted stock. The restricted stock award vests 20% per year, over 5 years, commencing on March 1, 2018.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(6)
Matt Maddox	25,000	—		$107.95	5/6/2018	200,000	(3)	$33,718,000
	—	60,000	(1)	$ 47.12	5/6/2019	—		—
Kim Sinatra	25,000	50,000	(2)	$ 47.12	5/6/2019	100,000	(4)	$16,859,000
Craig Billings	—	—		—	—	30,000	(5)	$ 5,057,700
Stephen A. Wynn	—	—		—	—	—		—
Stephen Cootey	—	—		—	—	—		—

(1)	30,000 stock options will vest on each of May 6, 2018 and May 6, 2019.

(2)	25,000 stock options will vest on each of May 6, 2018 and May 6, 2019.

(3)	This award originally provided that it would vest in full on November 4, 2021, subject to continued employment. As subsequently amended, 40,000 shares vest on each of March 1, 2019, March 1, 2020 and March 1, 2021, based on the achievement of performance-based criteria set by the Compensation Committee, and 40,000 shares vest on each of November 4, 2020 and November 4, 2021, subject to continued employment.

(4)	This award originally provided that it would vest in full on November 4, 2021, subject to continued employment. As subsequently amended, 20,000 shares vest on each of March 1, 2019, March 1, 2020 and March 1, 2021, based on the achievement of performance-based criteria set by the Compensation Committee, and 40,000 shares vest on November 4, 2021, subject to continued employment.

(5)	6,000 shares of restricted stock vested on March 1, 2018. 6,000 shares of restricted stock will vest on each of March 1, 2019; March 1, 2020; March 1, 2021; and March 1, 2022.

(6)	Amounts in this column are based upon the closing price of the Company’s stock at December 31, 2017, which was $168.59 per share.

All vesting is conditioned upon such NEOs being an employee of the Company on the vesting date, except as discussed below under “Potential Payments Upon Termination or Change in Control.”

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EXECUTIVE COMPENSATION TABLES

OPTION EXERCISES AND STOCK VESTED IN 2017

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)		VALUE REALIZED ON VESTING ($)
Matt Maddox	240,000	$13,322,740	27,226	(1)	$ 3,299,939
Kim Sinatra	75,000	$ 2,525,994	16,500	(1)	$ 2,049,838
Craig Billings	—	—	5,365	(2)	$ 899,979
Stephen A. Wynn	—	—	226,886	(1)	$27,499,835
Stephen Cootey	—	—	—		—

(1)	The shares vested relate to the 2016 performance-based annual incentive awards, which were granted in January 2017, and the 2017 performance-based annual incentive awards, which were granted in December 2017.

(2)	The shares vested relate to the 2017 performance-based annual incentive awards, which were granted in December 2017.

The amounts reported in the table above are based on the closing price of the Company’s Common Stock on the date the stock award vested. Upon vesting of the stock award, the executive also was paid an amount equal to the dividends that had accrued on the shares prior to their vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Made Upon Termination Due to Death, Complete Disability or License Revocation. The Company’s employment agreements with its current NEOs provide that such agreements terminate automatically upon death or complete disability of the employee, as well as upon failure of the employee to obtain or maintain any required gaming licenses. Upon such termination, such NEO is entitled to a lump sum payment of accrued and unpaid base salary and vacation pay through the termination date. Pursuant to the terms of the applicable stock option agreements and restricted stock grant agreements, all of the unvested options and restricted stock held by the NEOs would vest upon termination as a result of such NEO’s death or complete disability.

Payments Made Upon Termination Without Cause at Employer’s Election or at Employee’s Election Upon Material Breach During the Term. The Company’s employment agreements with its NEOs provide that such agreements are terminable by the Company without cause upon notice to the employee, so long as a “separation payment” is paid as provided in such contracts, or by the employee upon written notice to the Company of the Company’s material breach of the agreement. Cause is defined as (i) inability or failure to secure and/or maintain any licenses or permits required by government agencies with jurisdiction over the business of the Company or its affiliates; (ii) willful destruction of property of the Company or an affiliate having a material value to the Company or such affiliate; (iii) fraud, embezzlement, theft, or comparable dishonest activity (excluding acts involving a de minimis dollar value and not related in any manner to the Company, its affiliates or their business); (iv) conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony; (v) material breach of employment agreement; (vi) neglect, refusal, or knowing failure to materially discharge duties (other than due to physical or mental illness) commensurate with title and function, or failure to comply with the lawful directions of the Company or its board; (vii) knowing material misrepresentation to the Company or its board of directors; (viii) failure to follow a material policy or procedure of the Company or an affiliate; or (ix) material breach of a statutory or common law duty of loyalty or fiduciary duty to the Company or an affiliate. Material breach is defined as (i) the Company’s failure to pay the employee’s base salary when due, (ii) the Company’s material reduction in the scope in the employee’s duties and responsibilities such that the employee’s remaining duties and responsibilities are materially inconsistent with duties and responsibilities generally associated with the employee’s position with the Company, or (iii) a material reduction in the employee’s base salary.

The “separation payment” for all NEOs equals the sum of (a) base salary for the remainder of the term of the employment agreement, but not less than 12 months; (b) bonus projected for all bonus periods through the end of the term of the employment agreement (based upon the last bonus paid pursuant to the employment agreement), but not less than the preceding bonus that was paid; (c) any accrued but unpaid vacation pay; and (d) except for Mr. Billings, an excise tax gross up. If Mr. Maddox, Ms. Sinatra or Mr. Billings is terminated without cause or resigns following the Company’s material breach of his or her employment agreement, then as a condition to receiving such separation payment, he/she must execute a written release-severance agreement that (1) releases the Company, its affiliates, and their officers, directors, agents and employees, from any claims or causes of action, and (2) provides for the confidentiality of both the terms of the

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EXECUTIVE COMPENSATION TABLES

release-severance agreement and the compensation paid. In addition, the NEOs are entitled to health benefits coverage under the same plan or arrangement as such NEO was covered immediately prior to termination. Health benefits are to be provided until the earlier of the remainder of the original term, or until the employee is covered by a plan of another employer. The restricted stock awards granted to Mr. Maddox, Ms. Sinatra and Mr. Billings in 2017 will vest pro rata for the number of months served since the grant date upon termination by the Company without “cause” or by the employee upon the Company’s material breach. As discussed above, in April 2018, the Compensation Committee approved an amended and restated employment agreement with Mr. Maddox. Under Mr. Maddox’s amended agreement, the termination date of the agreement is extended from December 31, 2019 to February 27, 2021 and, as part of any “separation payment,” Mr. Maddox is eligible to receive his base salary for the remainder of the term of the amended agreement, but not less than 18 months. Additionally, under his amended agreement and Ms. Sinatra’s amended employment agreement, both Mr. Maddox and Ms. Sinatra agreed to the cancellation of their right to an excise tax gross-up that previously was payable in connection with any separation payments.

Payments Made Upon Termination by Employee for Good Reason after Change in Control. The Company’s employment agreements with its NEOs provide that such agreements are terminable by the employee for good reason after a change of control. A change of control is defined as (a) any person or group (other than Mr. Wynn and his affiliates) becomes the beneficial owner of more than 50% of the Company’s outstanding securities, (b) the existing directors of the Company (including those elected in the normal course and not including those elected as a result of an actual or threatened election contest) cease to constitute a majority of the Board of the Company, or (c) the consummation of a merger, consolidation or reorganization to which the Company is a party or the sale or disposition of substantially all of the assets of the Company. Good reason is defined as: (i) reduction of employee’s base salary; (ii) discontinuation of employer’s bonus plan without immediately replacing such bonus plan with a plan that is the substantial economic equivalent of such bonus plan, or amends such bonus plan so as to materially reduce employee’s potential bonus at any given level of economic performance of employer or its successor entity; (iii) material reduction in the aggregate benefits and perquisites to employee; (iv) requirement that such employee change the location of his or her job or office by a distance of more than 25 miles; (v) reduction of responsibilities or required reporting to a person of lower rank or responsibilities; or (vi) a successor’s failure to expressly assume in writing the employment agreement. Upon termination by the employee pursuant to this provision, the employee is entitled to the “separation payment” described under “Payments Made Upon Termination Without Cause at Employer’s Election During the Term” above. Pursuant to the terms of the applicable stock option agreements, some or all of the unvested options held by the NEOs would immediately vest upon termination by the Company without cause or upon termination by the employee for good reason after a change of control. The amended employment agreements with Mr. Maddox, Ms. Sinatra and Mr. Billings amend the definition of “change of control” to delete the reference to Mr. Wynn and his affiliates and provide that their restricted stock awards will vest in full upon termination for “good reason” following a “change of control.”

Payments Made Upon Termination. The tables below reflect the amount of compensation that would become payable to each of our current NEOs under existing agreements and arrangements if the NEO’s employment had terminated on December 31, 2017, given the NEO’s compensation as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits generally available to all salaried employees, such as distributions under the Company’s 401(k) plan. In addition, in connection with any actual termination of employment, the Compensation Committee may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Compensation Committee determines appropriate. The actual amounts that would be paid upon an NEO’s termination of employment can only be determined at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

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EXECUTIVE COMPENSATION TABLES

Matt Maddox

	TERMINATION UPON DEATH OR COMPLETE DISABILITY	TERMINATION WITHOUT CAUSE OR UPON MATERIAL BREACH	TERMINATION BY EMPLOYEE FOR GOOD REASON AFTER CHANGE IN CONTROL

Base Salary	—	$3,000,000	$ 3,000,000

Bonus	—	$6,000,000	$ 6,000,000

Stock Options/Restricted Stock(1)(2)(3)	$42,822,200	$7,590,643	$35,534,000

Company Paid Life Insurance	$ 1,500,000	—	—

Tax Gross Up	—	—	—

Benefits(4)	—	$ 157,451	$ 157,451

(1)	As of December 31, 2017, vested stock options of 25,000 were available for exercise. Using the closing price on December 31, 2017, the value of such vested shares would have been $1,516,000. Upon death or complete disability, unvested stock options of 60,000 would vest in full immediately. Using the closing price on December 31, 2017, the value of such stock options upon exercise would have been $7,288,200.

(2)	Upon death, complete disability or change in control, 200,000 shares of restricted stock would vest in full immediately. Using the closing price on December 31, 2017, the value of such 200,000 shares would have been $33,718,000, plus accrued dividends of $300,000.

(3)	Upon termination without cause or upon the Company’s material breach, 200,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date. Using the closing price on December 31, 2017, the value of such 200,000 shares would have been ,$6,021,072, plus accrued dividends of $53,571.

(4)	Continued health benefits for remainder of the term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Kim Sinatra

	TERMINATION UPON DEATH OR COMPLETE DISABILITY	TERMINATION WITHOUT CAUSE OR UPON MATERIAL BREACH	TERMINATION BY EMPLOYEE FOR GOOD REASON AFTER CHANGE IN CONTROL

Base Salary	—	$2,166,667	$ 2,166,667

Bonus	—	$5,200,000	$ 5,200,000

Stock Options/Restricted Stock(1)(2)(3)	$26,119,250	$6,074,071	$20,045,750

Company Paid Life Insurance	$ 1,000,000	—	—

Tax Gross Up	—	—	—

Benefits(4)	—	$ 171,003	$ 171,003

(1)	As of December 31, 2017, vested stock options of 25,000 were available for exercise. Using the closing price on December 31, 2017, the value of such vested shares would have been $3,036,750. Upon death or complete disability, unvested stock options of 50,000 would vest in full immediately. Using the closing price on December 31, 2017, the value of such stock options upon exercise would have been $6,073,500.

(2)	Upon death, complete disability or change in control, 100,000 shares of restricted stock would vest in full immediately. Using the closing price on December 31, 2017, the value of such 100,000 shares would have been $16,859,000, plus accrued dividends of $150,000.

(3)	Upon termination without cause or upon the Company’s material breach, 100,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date. Using the closing price on December 31, 2017, the value of such 100,000 shares would have been $3,010,536, plus accrued dividends of $26,785.

(4)	Continued health benefits for remainder of the term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Wynn 2018 Proxy Statement    |    40

EXECUTIVE COMPENSATION TABLES

Craig Billings

	TERMINATION UPON DEATH OR COMPLETE DISABILITY	TERMINATION WITHOUT CAUSE OR UPON MATERIAL BREACH	TERMINATION BY EMPLOYEE FOR GOOD REASON AFTER CHANGE IN CONTROL

Base Salary	—	$1,687,500	$1,687,500

Bonus	—	$4,050,000	$4,050,000

Stock Options/Restricted Stock(1)(2)	$5,102,700	$ 850,450	$5,102,700

Company Paid Life Insurance	$ 750,000	—	—

Tax Gross Up	—	—	—

Benefits(3)	—	$ 177,804	$ 177,804

(1)	Upon death, complete disability or change in control, 30,000 shares of restricted stock would vest in full immediately. Using the closing price on December 31, 2017, the value of such 30,000 shares would have been $5,057,700, plus accrued dividends of $45,000.

(2)	Upon termination without cause or upon the Company’s material breach, 30,000 shares of restricted stock would vest on a prorated basis based on the number of months since the grant date. Using the closing price on December 31, 2017, the value of such 30,000 shares would have been $842,950, plus accrued dividends of $7,500.

(3)	Continued health benefits for remainder of the term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Stephen A. Wynn

	TERMINATION UPON DEATH OR COMPLETE DISABILITY(1)	TERMINATION WITHOUT CAUSE OR UPON MATERIAL BREACH(2)	TERMINATION BY EMPLOYEE FOR GOOD REASON AFTER CHANGE IN CONTROL(3)

Base Salary	$ 10,000,000	$ 30,000,000	$ 30,000,000

Bonus	$120,000,000	$360,000,000	$360,000,000

Stock Options/Restricted Stock	—	—	—

Company Paid Life Insurance	$ 1,300,000	—	—

Tax Gross Up	—	—	$191,717,298

Benefits(4)	$ 324,626	$ 324,626	$ 495,257

(1)	Had Mr. Wynn been terminated on December 31, 2017 upon death or complete disability, Mr. Wynn would have been entitled to a lump sum payment consisting of (a) the Separation Payment (defined below), (b) any accrued but unpaid vacation pay, and (c) an excise tax gross up. “Separation Payment” means an amount equal to the sum of (i) base salary through the end of the term of his employment agreement, but not more than four years, and (ii) bonus for all bonus periods based upon last bonus paid pursuant to the employment agreement through the end of the term of the agreement, but not less than 12 months or more than four years.

(2)	Had Mr. Wynn been terminated on December 31, 2017 by the Company without cause or at his election upon the Company’s material breach, Mr. Wynn would have been entitled to a lump sum of three times his Separation Payment, any accrued but unpaid vacation pay and any excise tax gross up.

(3)	Had Mr. Wynn been terminated on December 31, 2017 by the Company upon a change in control, Mr. Wynn would have been entitled to a lump sum of three times his Separation Payment, any accrued but unpaid vacation pay and any excise tax gross up.

(4)	Continued health benefits for remainder of the term or until covered by another plan. Amounts shown reflect an estimated cost including tax equalization for providing such benefits through the remainder of the term.

Separation Agreement. On February 6, 2018, Mr. Wynn resigned from his position as the Company’s Chairman and Chief Executive Officer, effective immediately. Mr. Wynn did not receive any severance payment or other compensation in connection with his resignation. On February 15, 2018, the Company entered into a separation agreement among the Company, Mr. Wynn, and Wynn Resorts Holdings, LLC (the “Separation Agreement”) specifying the terms of Mr. Wynn’s termination of service with the Company. The Separation Agreement terminates Mr. Wynn’s previous employment agreement with the Company and confirms that Mr. Wynn is not entitled to any severance payment or other compensation from the Company under the employment agreement. Under the Separation Agreement, Mr. Wynn agrees not to compete against the Company for a period of two years and to provide reasonable cooperation and assistance to the Company in connection with any private litigation or arbitration and to the Board of Directors of the Company or any committee of the Board in connection with any investigation by the Company related to his service with the Company. In order to effectuate a

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EXECUTIVE COMPENSATION TABLES

smooth transition of Mr. Wynn’s separation from the Company, and in consideration of the foregoing and other agreements described therein, the Separation Agreement provides that (i) Mr. Wynn’s lease of his personal residence at Wynn Las Vegas will terminate no later than June 1, 2018 and until such date Mr. Wynn shall continue to pay rent at the fair market value previously established by the Company based on an independent third-party expert opinion (Please refer to “Certain Relationships and Related Transactions”), unless Mr. Wynn elects to terminate the lease before such date, (ii) Mr. Wynn’s current healthcare coverage will terminate on December 31, 2018, and (iii) administrative support for Mr. Wynn will terminate on May 31, 2018. Additionally, in order to conduct any sales of Company shares in an orderly fashion in the event that Mr. Wynn is permitted to and elects to sell any shares that he owns, the Company entered into a registration rights agreement with Mr. Wynn.

Stephen Cootey

On February 22, 2017, Stephen Cootey resigned from his position as the Company’s Chief Financial Officer, Senior Vice President and Treasurer, effective March 1, 2017. The Company entered into a Separation Agreement and Release with Mr. Cootey, which included customary waiver and release, non-solicitation, confidentiality and non-disparagement provisions and provided for the payment of unpaid salary and accrued vacation through March 1, 2017 and accrued annual bonus and accrued matching contributions made under the Company’s 401(k) Plan for 2016.

Wynn 2018 Proxy Statement    |    42

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Pursuant to written Company policy, the Audit Committee reviews for approval or ratification all transactions with any related person, which SEC rules define to include directors, director nominees, executive officers, beneficial owners of in excess of 5% of the outstanding shares of the Company’s Common Stock, and their respective immediate family members. The policy classifies as pre-approved: (a) employment of executive officers and director compensation if the compensation is required to be reported under Item 402 of Regulation S-K; (b) transactions with another company or charitable contributions if the related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of that company’s or donee’s shares if the aggregate amount does not exceed the greater of $200,000 or 5% of that company’s or donee’s total annual revenues; (c) transactions where the related person’s interest arises solely from the ownership of the Company’s stock and all shareholders benefit on a pro rata basis; (d) transactions involving competitive bids; (e) regulated transactions involving services as a common carrier or public utility at rates fixed in conformity with law or governmental authority; and (f) transactions with related parties involving a bank as depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services. The Audit Committee receives notice of the occurrence of all pre-approved transactions. All other transactions with related persons are subject to approval or ratification by the Audit Committee. In determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The following are the material transactions or agreements that occurred or were in effect at any time after January 1, 2017, between the Company and related persons. The Audit Committee has approved or ratified all of these transactions that occurred after the date of the adoption of the policy.

Shareholders Agreement. On January 6, 2010, Mr. Wynn, Ms. Elaine P. Wynn (“Ms. Wynn”), and Aruze USA, Inc. (“Aruze”), each of whom were then greater than 5% shareholders of the Company, entered into an amended and restated shareholders agreement (the “Shareholders Agreement”), pursuant to which each of Mr. Wynn, Ms. Wynn and Aruze agreed to vote all shares of the Company held by them and subject to the terms of the Amended and Restated Stockholders Agreement in a manner so as to elect to the Company’s Board of Directors each of the nominees contained on each and every slate of directors endorsed by Mr. Wynn, to include, subject to certain conditions, Ms. Wynn and, so long as such slate results in a majority of directors at all times being candidates endorsed by Mr. Wynn, nominees approved by Aruze. Pursuant to an agreement, dated March 8, 2018, settling certain litigation between the Company and Aruze, Aruze agreed not to claim that Aruze remains a party to the Shareholders Agreement. On March 14, 2018, Mr. Wynn and Ms. Wynn entered into a stipulation declaring the Shareholders Agreement invalid and unenforceable, and on April 16, 2018, the Company entered into a Settlement Agreement and Mutual Release by and between the Company, Mr. Wynn, Ms. Wynn and Ms. Sinatra, which, among other things, resolved and unconditionally released the parties from all claims and cross claims asserted among the parties in a legal proceeding involving the Shareholders Agreement.

Registration Rights Agreement. On March 20, 2018, the Company entered into a Registration Rights Agreement with Mr. Wynn, the Wynn Family Limited Partnership, a Delaware limited partnership (“WFLP” and together with Mr. Wynn, the “Selling Shareholder”) and each holder from time to time a party thereto (the “Registration Rights Agreement”), pursuant to the Separation Agreement described above. Further, the Registration Rights Agreement provides for mutual indemnification and expense reimbursement. On March 21, 2018, the Company filed a prospectus supplement, dated March 20, 2018, pursuant to the terms of the Registration Rights Agreement. The Selling Shareholder reported that on March 21, 2018, it sold an aggregate of 4,104,999 shares of Common Stock at a price of $180.00 per share in open market transactions pursuant to Rule 144 under the Securities Act of 1933, as amended. In addition, on March 22, 2018, the Selling Shareholder entered into agreements to sell approximately 8,026,708 million shares of Common Stock in privately negotiated transactions to institutional buyers. Upon completion of these sales, the Selling Shareholder had no remaining holdings of Common Stock. Pursuant to the Registration Rights Agreement, without the Company’s prior written consent, the Selling Shareholder was not permitted to sell more than an aggregate of 4,043,903 shares of Common Stock in any quarter. The Company provided written consent permitting the Selling Shareholder to undertake these sales.

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CERTAIN RELATIONSHIPS AND TRANSACTION

Artwork. From June 2006 through February 28, 2018, Wynn Las Vegas, LLC leased certain pieces of fine art from Mr. Wynn for an annual fee of $1.00. Wynn Las Vegas, LLC was responsible for all expenses incurred in exhibiting and safeguarding those works that it exhibits under the lease, including the cost of insurance (including terrorism insurance) and taxes.

The “Wynn” Surname Rights Agreement. Under the parties’ Surname Rights Agreement, dated August 6, 2004, Mr. Wynn granted the Company an exclusive, fully paid-up, perpetual, worldwide license to use, and to own and register trademarks and service marks incorporating the “Wynn” name for casino resorts and related businesses, together with the right to sublicense the name and marks to its affiliates. Pursuant to the Separation Agreement, if the Company ceases to use the “Wynn” name and trademark, the Company will assign all of its right, title, and interest in the “Wynn” trademark to Mr. Wynn and terminate the Surname Rights Agreement. Under the parties’ Rights of Publicity License, Mr. Wynn granted the Company the exclusive, royalty-free, worldwide right to use his full name, persona and related rights of publicity for casino resorts and related businesses, together with the ability to sublicense his persona and publicity rights to the Company’s affiliates, until October 24, 2017.

Villa Lease. Pursuant to the Third Amended and Restated Agreement of Lease, Mr. Wynn leases property at Wynn Las Vegas for use as his personal residence and pays Wynn Las Vegas annual rent at the fair market value of the accommodations based on independent third-party expert opinions of value, which for 2017 was $305,680. The Villa Lease provides that Wynn Las Vegas pays for all capital improvements to the villas, and certain services for, and maintenance of, the villas are included in the annual rent. Pursuant to the Separation Agreement, the Villa Lease will terminate no later than June 1, 2018 and until such date Mr. Wynn shall continue to pay rent at the rate of $305,680 per year, unless Mr. Wynn elects to terminate the lease before such date.

Aircraft Arrangements. Effective as of January 1, 2015, Mr. Wynn reimbursed the Company for certain expenses for his personal use of Company aircraft, subject to a $250,000 credit per calendar year as approved by the Compensation Committee. Additionally, the Company included as taxable compensation of Mr. Wynn, the direct costs that the Company incurred in operating the aircraft where personal passengers accompany him on business flights, up to an amount determined by using the Internal Revenue Service Standard Industry Fare Level (SIFL) tables. For 2017, $99,476 was included in Mr. Wynn’s taxable compensation and Mr. Wynn reimbursed the Company $766,098. Such aircraft arrangements terminated on February 6, 2018.

Reimbursable Costs. The Company periodically provides services to certain of its executive officers and directors, including the personal use of employees, construction work and other personal services. These certain officers and directors have deposits with the Company to prepay any such items. These deposits are replenished on an ongoing basis as needed. At December 31, 2017, Mr. Wynn had a net deposit balance with the Company of $319,404. The Company is discontinuing these arrangements in connection with Mr. Wynn’s separation from the Company and expects to complete and collect for such services no later than June 30, 2018.

Plane Option Agreement. On January 3, 2013, the Company and Mr. Wynn entered into an agreement pursuant to which Mr. Wynn agreed to terminate a previously granted option to purchase an approximately two acre tract of land located on the Wynn Las Vegas golf course and, in return, the Company granted Mr. Wynn the right to purchase any or all of the aircraft owned by the Company or its direct wholly owned subsidiaries. The aircraft purchase option was exercisable upon 30 days written notice and at a price equal to the book value of such aircraft and terminated on February 6, 2018.

Other. In addition to the above, the Company (or its subsidiaries) employs Mary Ann Pascal, the sister-in-law of Ms. Wynn (who is a beneficial owner of in excess of 5% of the outstanding shares of the Company’s Common Stock), as Vice President—Player Development at Wynn Las Vegas. The Audit Committee of the Company approved the employment arrangement in advance and determined that compensation was at (or below) levels paid to non-family members. Total compensation paid to Ms. Pascal for 2017 included the following amounts calculated in the same manner as the Summary Compensation Table values presented for NEOs: base salary of $203,846 bonus of $60,000, and other compensation of $3,199. Ms. Pascal’s annual base salary was increased to $250,000, effective May 8, 2017.

Wynn 2018 Proxy Statement    |    44

PAY RATIO DISCLOSURE

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The pay ratio reported below is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described below. For these purposes, we determined the median compensated employee using taxable income for 2017, which we annualized for any employee who did not work for the entire year unless designated as a temporary employee. We determined that, as of December 31, 2017, our employee population consisted of approximately 25,200 employees, with approximately 52% working in Macau as an employee of Wynn Macau, Limited or one of its subsidiaries. In identifying the median employee, we made a cost-of-living adjustment using the International Monetary Fund’s implied purchasing power conversion rate of 5.49 with respect to employees located in Macau.

Using this methodology, we determined that the median employee was a full-time, salaried employee located in Las Vegas. The 2017 annual total compensation of our median compensated employee, other than our 2017 CEO, was $44,437; the 2017 annual total compensation of our CEO during 2017, Mr. Wynn, was $34,522,695; and the ratio of these amounts was 1-to-777.

To identify the median employee without a cost-of-living adjustment, we converted the compensation paid in Macau currency to U.S. dollars by applying a Macau patacas to U.S. dollars exchange rate using the noon buying rate of exchange of Macau patacas to U.S. dollars of 8.0518 on December 31, 2017. The 2017 annual total compensation of our median compensated employee, other than our 2017 CEO, without the cost-of-living adjustment was $37,963; and the ratio of this amount to Mr. Wynn’s 2017 annual total compensation was 1-to-909.

We believe the employee population for gaming and hospitality industries includes a large percentage of “steady extra workers”. These are permanent workers who are paid hourly and obtain hours based on business volumes (e.g., coverage during peak times such as when large conventions are in town) and personal needs of the employee. As of December 31, 2017, approximately 13% of our employee population of 25,200 consisted of steady extra workers, most of whom are eligible for medical and other benefits. Based on SEC’s rules, these permanent workers are included in the employee population used in calculating the median employee compensation and may impact comparability of our median employee compensation amount with that in other industries.

Our talented and dedicated employees play an integral role in our overall success and we place great emphasis on creating an environment for our employees to excel and advance. We are committed to the development, health and well-being of our workforce through various programs, benefits and amenities. Please refer to “Our People and Our Stewardship” for additional information.

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SECURITY OWNERSHIP

CERTAIN BENEFICIAL OWNERSHIP AND MANAGEMENT

The following table sets forth certain information regarding the shares of the Company’s Common Stock beneficially owned by: (i) each shareholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of the Company’s Common Stock based on information reported in Schedules 13D or 13G filed with the SEC; (ii) each director and nominee for director; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all current executive officers, directors and director nominees as a group. Each shareholder’s beneficial ownership is reported as of March 19, 2018 unless otherwise indicated, and ownership percentage is based on 103,202,045 shares of Common Stock outstanding as of March 19, 2018, plus any shares of our Common Stock underlying options held by that shareholder and exercisable on or within 60 days of March 19, 2018.

	BENEFICIAL OWNERSHIP OF SHARES(1)
NAME AND ADDRESS OF BENEFICIAL OWNER(2)	NUMBER	PERCENTAGE
5% Shareholders:
Elaine P. Wynn(3) c/o Elaine P. Wynn and Family Foundation 3800 Howard Hughes Parkway Suite 960 Las Vegas, Nevada 89169	9,539,077	9.2%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	8,858,494	8.6%
Northern Cross LLC(5) 125 Summer Street, 14th Floor Boston, MA 02110	7,102,470	6.9%
Directors and Named Executive Officers:
Betsy Atkins	0	0
John J. Hagenbuch(6)	31,187	*
Jay L. Johnson(7)	12,152	*
Robert J. Miller(8)	44,977	*
Patricia Mulroy(9)	12,485	*
Dee Dee Myers	0	0
Clark T. Randt, Jr.(10)	11,711	*
Alvin V. Shoemaker(11)	29,977	*
J. Edward Virtue(6)	26,187	*
D. Boone Wayson(8)	129,977	*
Wendy Webb	0	0
Matt Maddox(12)	389,654	*
Kim Sinatra(13)	260,334	*
Craig Billings(14)	33,114	*
Stephen A. Wynn(15)	0	0
Stephen Cootey(16)	7,276	*
All Current Directors and Executive Officers as a Group (14 persons)(17)	981,755	*

*	Less than one percent

(1)	This table is based upon information supplied by officers, directors and nominees for director, and contained in Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, the Company believes each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Executives and directors have voting power over shares of restricted stock, but cannot transfer such shares unless and until they vest.

(2)	Unless otherwise indicated, the address of each of the named parties in this table is: c/o Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(3)	The information provided is based upon a Schedule 13D/A, dated March 14, 2018, filed by Elaine P. Wynn.

Wynn 2018 Proxy Statement    |    46

SECURITY OWNERSHIP

(4)	The Vanguard Group (“Vanguard”) has beneficial ownership of these shares as of December 31, 2017. Vanguard has sole dispositive power as to 8,728,359 shares, sole voting power as to 116,637 shares, shared voting power as to 19,075 shares and shared dispositive power as to 130,135 shares. The information provided is based upon a Schedule 13G/A filed on February 9, 2018 by Vanguard. The number of common shares beneficially owned by the Vanguard Group may have changed since the filing of the Schedule 13G/A.

(5)	Northern Cross LLC (“Northern Cross”) has beneficial ownership of these shares as of December 31, 2017. Northern Cross has sole dispositive power as to 7,102,470 shares, sole voting power as to 452,037 shares and shared voting power as to 6,650,433 shares. The information provided is based upon a Schedule 13G/A, filed on February 12, 2018 by Northern Cross. The number of common shares beneficially owned by Northern Cross may have changed since the filing of the Schedule 13G/A.

(6)	Includes (i) 5,048 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement and (ii) 19,525 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock.

(7)	Includes (i) 2,152 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement and (ii) 10,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock.

(8)	Includes (i) 5,048 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement and (ii) 35,815 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock.

(9)	Includes (i) 4,072 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement and (ii) 6,700 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock.

(10)	Includes (i) 4,072 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement and (ii) 7,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock.

(11)	Includes (i) 5,048 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement and (ii) 20,815 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock.

(12)	Includes (i) 200,000 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement (ii) 25,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock and (iii) 30,000 shares subject to options to purchase Wynn Resorts’ Common Stock that become exercisable on May 6, 2018.

(13)	Includes (i) 100,000 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement (ii) 25,000 shares subject to immediately exercisable options to purchase Wynn Resorts’ Common Stock and (iii) 25,000 shares subject to options to purchase Wynn Resorts’ Common Stock that become exercisable on May 6, 2018.

(14)	Includes 24,000 shares of unvested restricted stock subject to vesting in accordance with a Restricted Stock Agreement.

(15)	The information provided is based upon Schedules 13D/A, dated March 21 and March 22, 2018, filed by Mr. Wynn and Wynn Family Limited Partnership (“WFLP” and together with Mr. Wynn, the “Selling Shareholder”). The Selling Shareholder reported that on March 21, 2018, it sold an aggregate of 4,104,999 shares of Common Stock at a price of $180.00 per share in open market transactions pursuant to Rule 144 under the Securities Act of 1933, as amended, and that on March 22, 2018, the Selling Shareholder entered into stock purchase agreements pursuant to which it agreed to sell 3,026,708 shares of Common Stock at a price of $175.00 per share to T. Rowe Price Associates, Inc. and 5,000,000 shares of Common Stock at a price of $175.00 per share to certain funds managed or advised by Capital Research and Management Company. Upon completion of these sales, the Selling Shareholder had no remaining holdings of Common Stock.

(16)	Mr. Cootey left the Company on March 1, 2017. The information provided is based upon the Company’s record as of March 1, 2017.

(17)	Includes 205,195 shares subject to immediately exercisable stock options to purchase Wynn Resorts’ Common Stock and 55,000 shares subject to options to purchase Wynn Resorts’ Common Stock that become exercisable on May 6, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s Common Stock to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% beneficial owners are also required to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during 2017.

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ITEMS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

At the recommendation of the Company’s Corporate Governance Committee, the Board is nominating the following individuals for election as Class I directors:

•	Betsy Atkins

•	John J. Hagenbuch

•	Patricia Mulroy

The Board has nominated the three individuals listed above to serve as Class I directors for terms that commence upon election at the 2018 Annual Meeting. If elected at the 2018 Annual Meeting, each nominee would serve until the 2021 Annual Meeting and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve, or the Board may choose to reduce the size of the Board. At present, it is not anticipated that any nominee will be unable to serve. Biographical and other information for our nominees and our current directors is provided in the “Director Biographies” section.

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ITEMS TO BE VOTED ON

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has selected Ernst & Young LLP, a registered public accounting firm, as our independent auditors to examine and report to our shareholders on the consolidated financial statements of our Company and its subsidiaries for the fiscal year ending December 31, 2018. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

As a matter of good corporate governance, the Audit Committee has determined to seek shareholder ratification of its selection of Ernst & Young LLP as the Company’s independent auditors, although this is not required under Nevada law the Company’s Articles or Bylaws, SEC rules or applicable listing standards. If the shareholders do not ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2018, the Audit Committee will evaluate what would be in the best interests of the Company and its shareholders and consider whether to select new independent auditors. Even if the shareholders ratify the selection of Ernst & Young LLP, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

AUDIT AND OTHER FEES

The following table presents the aggregate fees billed (or expected to be billed) to the Company for audit and other services provided by Ernst & Young LLP, the Company’s independent auditor for each of the fiscal years ended December 31, 2017, and December 31, 2016:

	AGGREGATE FEES
CATEGORY	2017	2016
Audit fees	$2,912,000	$2,746,000
Audit-related fees	$42,000	$36,000
Tax fees	$323,000	$91,000
All other fees	—	—

“Audit fees” includes the aggregate fees for professional services rendered for the reviews of our consolidated financial statements for the quarterly periods ended March 31, June 30 and September 30, for the audit of our consolidated financial statements and the consolidated financial statements of certain of our subsidiaries for the years ended December 31, 2017 and 2016, and for the audit of our internal controls over financial reporting as of December 31, 2017 and 2016. “Audit fees” also include fees for services provided in connection with securities offerings, audit-related accounting consultations and statutory audits of certain subsidiaries of the Company. “Audit-related fees” include the aggregate fees for the audit of the Company’s defined contribution employee benefit plan. “Tax fees” include fees for domestic tax planning and other research.

PRE-APPROVAL POLICY

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants by pre-approving certain types of services at usual and customary rates. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent registered public accountants will perform. Management reports to the Audit Committee on the actual fees charged by the independent registered public accountants for each category of service.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the original pre-approval authority. In those instances, management submits a request to the Audit Committee describing a specific project at a specific fee or rate and, if deemed appropriate and necessary, the Audit Committee approves the services before we engage the independent registered public accountants.

The Audit Committee pre-approved all fees related to services provided by Ernst & Young LLP in 2017.

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ITEMS TO BE VOTED ON

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of the four members named below. As required by our committee charter, each member of the Audit Committee has been determined to be an independent director, as defined under the Nasdaq listing rules and the rules of SEC. In addition, the Board has determined that three of the four committee members (Messrs. Hagenbuch, Shoemaker and Wayson) are Audit Committee financial experts, as defined by SEC rules.

During 2017, we held eight full committee meetings.

Our purpose and responsibilities are set forth in our committee charter, which is approved and adopted by the Board and is available on the Company’s website at http://www.wynnresorts.com under the heading “Corporate Governance” on the Company Information page. The Audit Committee charter is reviewed and updated, as appropriate, to address changes in regulatory requirements, authoritative guidance, evolving oversight practices and investor feedback.

Our role is to oversee, on behalf of the Board, the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, including review of the Company’s guidelines and policies with respect to risk assessment and risk management related to financial reporting and internal controls, major financial risk exposures of the Company and the steps the Company’s management has taken to monitor and control such exposures. The Company’s management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America and for auditing and providing an attestation report on the effectiveness of our internal control over financial reporting.

In fulfilling our oversight duties, at each regular quarterly meeting of the Audit Committee, we met separately in executive session with Ernst & Young LLP, our independent registered public accountants, as well with each of the Company’s General Counsel, Chief Audit Executive (who heads internal audit), Chief Financial Officer and Compliance Officer. During these meetings, we discussed the quality of the Company’s accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures; reviewed significant audit findings prepared by each of the independent registered public accountants and internal audit department, together with management’s responses; reviewed the overall scope and plans for the audits by the internal audit department and the independent registered public accountants; reviewed critical accounting policies and the significant estimates and judgments management used in preparing the financial statements and their appropriateness for the Company’s business and current circumstances; and reviewed each Company press release concerning Company earnings prior to its release.

Ernst & Young LLP has served as the Company’s independent registered public accountants since 2006. In evaluating and selecting the Company’s independent registered public accounting firm, we consider, among other things, the historical and recent performance of our current firm, the firm’s global reach, external data on audit quality and performance, including Public Company Accounting Oversight Board (“PCAOB”) reports, industry experience, audit fee revenues, firm capabilities and audit approach, and the independence and tenure of the accounting firm. As discussed above, we have engaged Ernst & Young LLP to serve as our independent registered public accountants for the year ending December 31, 2018.

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ITEMS TO BE VOTED ON

In addition to the activities discussed above, prior to the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2017 with the SEC, we reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2017. We discussed with the independent registered public accounting firm the matters required to be discussed by the applicable standards of the PCAOB, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. We received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the audit committee concerning independence and have discussed with the independent auditors their firm’s independence. Based on the review and discussions described in this report, we recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

Audit Committee

John J. Hagenbuch, Chairman

Robert J. Miller

Alvin V. Shoemaker

D. Boone Wayson

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ITEMS TO BE VOTED ON

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Frank Act”)) and the related rules of the SEC, the Company will present a resolution at the Annual Meeting to enable our stockholders to approve, on an advisory and non-binding basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.

This proposal, commonly known as a “Say-on-Pay” proposal, allows our stockholders the opportunity to express their views on our NEOs’ compensation. In considering this proposal, we urge shareholders to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure. Although this vote is advisory only, and therefore non-binding, the Board and the Compensation Committee will review and evaluate the voting result when considering future executive compensation decisions.

As discussed in the Compensation Discussion and Analysis, the Company last held a Say-on-Pay vote at its 2017 Annual Meeting. Following consideration of the shareholder vote at that meeting on a proposal regarding the frequency of future votes on Say-on-Pay proposals, the Company’s Board of Directors determined to hold an advisory vote on executive compensation every three years. Accordingly, the next Say-on-Pay vote was scheduled to occur at our 2020 Annual Meeting. However, as the Company begins its transition from a compensation program oriented around a founder whose long-term focus was aligned with shareholders through extensive stock ownership, to a more traditional compensation program, the Board has determined to hold an annual Say-on-Pay vote commencing at this year’s Annual Meeting to further our engagement with shareholders.

As described in detail in the Compensation Discussion and Analysis, we take a multi-decade investment approach to our business that focuses on rewarding strong near-term performance and the creation of long-term shareholder value. Because product quality and service excellence are at the core of our strategy, we use annually focused, operations-based pay to highlight the critical importance of performing well each year for each customer. With our balance of base salary, performance-based bonuses and equity awards, our executive compensation program is designed to encourage and reward sustained performance that is aligned with long-term shareholder interests.

Therefore, in accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the shareholders of Wynn Resorts, Limited (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the tabular disclosure regarding each named executive officer’s compensation (together with the accompanying narrative disclosure) in the Proxy Statement for the 2018 Annual Meeting of Shareholders.”

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ITEMS TO BE VOTED ON

PROPOSAL 4: SHAREHOLDER PROPOSAL REQUESTING A POLITICAL CONTRIBUTIONS REPORT

The Company has been advised that the New York State Common Retirement Fund, 59 Maiden Lane, 30th Floor, New York, NY 10038, the beneficial owner of 206,000 shares as of October 25, 2017, intends to submit the following proposal for consideration at the Annual Meeting:

“Resolved, that the shareholders of Wynn Resorts Ltd. (‘Wynn’ or ‘Company’) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a. The identity of the recipient as well as the amount paid to each; and

b. The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.”

SUPPORTING STATEMENT OF THE NEW YORK STATE COMMON RETIREMENT FUND

“As long-term shareholders of Wynn, we support transparency and accountability in corporate political spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision: ‘[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.’

Publicly available records show Wynn has contributed at least $7.5 million in corporate funds since the 2010 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations that may be used for election-related activities are undisclosed and unknown. This proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations, which may be used for political purposes. This would bring our Company in line with a growing number of leading companies, including Darden Restaurants and Marriott International, which present this information on their websites.

The Company’s board and shareholders need comprehensive disclosure to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.”

THE BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

After careful consideration, the Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Company operates in a highly regulated industry, and the decisions of federal, state, and local governments can significantly impact the Company. Therefore, the Board believes that it is critical that the Company participate in the political process to protect its business interests and its shareholders’ interests. The Company is committed to participating

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ITEMS TO BE VOTED ON

in the political process as a good corporate citizen, in full compliance with applicable laws. Accordingly, the Company has adopted the Political Contributions Policy (the “Policy”), which is available on our investor relations website at https://wynnresortslimited.gcs-web.com/political-contributions-policy. In addition to the Company’s Code of Business Conduct and Ethics, the Policy governs the Company’s consideration of political activities, including the Company’s political contributions at the federal, state, and local levels, and the Company’s membership in trade associations.

Under the Policy, the Company’s political contributions at the federal, state, and local levels are subject to extensive internal review and oversight to confirm their compliance with applicable contribution limits and regulations. Recognizing that the Company likely will not agree with every position a candidate takes, the Company’s government affairs team meets with a candidate prior to making significant contributions to determine whether supporting the candidate is in the best interests of the Company and its shareholders. In addition, the Company reports to the Audit Committee on its political contributions on a periodic basis.

The Company also believes that it provides sufficient transparency with respect to its political contributions. The Company’s participation in political activities includes contributions to federal elections through Wynn Resorts Limited Initiative for Public Policy, a separate, segregated fund for the purposes of soliciting and accepting political contributions (“Wynn PAC”). In compliance with federal law, Wynn PAC files regular reports with the Federal Election Commission (the “FEC”) to disclose political contributions by Wynn PAC. These reports are publicly available on the FEC website. In addition, reports regarding the Company’s specific political contributions in various jurisdictions are publicly available at each jurisdiction’s official website.

From time to time, the Company pays annual membership dues to industry trade associations. The trade associations in which the Company participates may engage in political activities, but such decisions are governed by those associations’ respective bylaws. Thus, even when the Company participates in trade associations, the Company does not control how they use membership dues. The Company expects these trade associations to comply with applicable laws with respect to their political activities. As such, the Board believes that additional disclosures regarding the specific payments made to these trade associations would not benefit shareholders.

In sum, the Company already discloses sufficient information regarding its political contributions and already has an appropriate system of oversight in place, including the Policy, to confirm that the Company’s political contributions comply with applicable law and are in the best, long-term interests of the Company and its shareholders. Accordingly, the Board believes that preparing an additional report as requested by the proposal would be an unnecessary and imprudent use of the Company’s time and resources.

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GENERAL INFORMATION

OUR 2018 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the shareholders of Wynn Resorts in connection with the solicitation by the Board of proxies for its 2018 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 16, 2018, at the Encore Theater at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, at 9:00 am (local time), and at any adjournments or postponements thereof. Our principal executive offices are 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement and are more fully described herein.

The Board recommends a vote as follows:

PROPOSAL NUMBER	PROPOSAL	BOARD RECOMMENDATION
1	Election of the three Class I director nominees named in this Proxy Statement to serve until the 2021 Annual Meeting of Shareholders	“FOR” each nominee
2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018	“FOR”
3	Approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this Proxy Statement	“FOR”
4	Vote on a shareholder proposal requesting a political contributions report, if properly presented	“AGAINST”

VOTING AND SOLICITATION

Only holders of record of shares of the Company’s common stock, par value $0.01 (“Common Stock”), as of the close of business on March 19, 2018, the record date fixed by the Board (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. As of the Record Date, there were 103,202,045 shares of Common Stock outstanding. Each shareholder is entitled to one vote for each share of Common Stock held as of the Record Date on all matters presented at the Annual Meeting.

At least a majority of the outstanding shares of Common Stock must be represented at the Annual Meeting, in person or by proxy, to constitute a quorum and to transact business at the Annual Meeting. Abstentions, broker non-votes and “withhold” votes are counted for purposes determining whether there is a quorum.

A plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of the director nominees. Shares as to which a shareholder withholds voting authority and broker non-votes, which are described below, will not affect the outcome of the election.

For each other item to be acted upon at the Annual Meeting (Proposals 2, 3 and 4), the item will be approved if the number of votes cast in favor of the item by the shareholders entitled to vote exceeds the number of votes cast in opposition to the item. Abstentions and broker non-votes will not be counted as votes cast on an item and, therefore, will not affect the outcome of these proposals. Shares represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the directions of shareholders indicated in their proxies. If no specification is made, shares represented by properly executed and unrevoked proxies will be voted in accordance with the specific recommendations of the Board set forth above. If any other matter properly comes before the Annual Meeting, the shares will be voted in the discretion of the persons voting pursuant to the respective proxies.

For a shareholder who holds his or her shares through an intermediary, such as a broker, bank or other nominee (referred to as “beneficial owners”), such intermediary will not be permitted to vote on Proposal 1 (the election of directors), Proposal 3 (approval of the compensation of our named executive officers (known as a “say-on-pay” vote)) or Proposal 4 (the shareholder proposal) if the shareholder does not provide the intermediary with applicable voting instructions (this situation is called a “broker non-vote”). Accordingly, we encourage you to vote your shares on all matters being considered at the Annual Meeting. Notwithstanding the occurrence of a broker non-vote, the intermediary may still vote the shareholder’s shares on Proposal 2 (ratification of Ernst & Young LLP as our independent auditor).

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GENERAL INFORMATION

The following table summarizes the voting requirements to elect directors and to approve each of the proposals in this Proxy Statement:

PROPOSAL NUMBER	PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
1	Election of the three Class I directors	Plurality of votes cast	No
2	Ratification of Ernst & Young LLP	Majority of shares represented at meeting in person or by proxy and entitled to vote	Yes
3	Advisory Vote to Approve the Compensation of Named Executive Officers	Majority of shares represented at meeting in person or by proxy and entitled to vote	No
4	Vote on a shareholder proposal requesting a political contributions report, if properly presented	Majority of shares represented at meeting in person or by proxy and entitled to vote	No

HOW YOU CAN VOTE

Shareholders of Record. For shareholders of record, there are four different ways you can vote:

•	By Internet. To vote via the Internet, use the website on the enclosed proxy card.

•	By Telephone. To vote by telephone, call the toll-free number on the enclosed proxy card.

•	By Mail. To vote by mail, follow the instructions on the enclosed proxy card.

•	In Person. To vote in person, you must attend the Annual Meeting as instructed below and follow the procedures for voting announced at the Annual Meeting.

The Internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. Specific instructions are set forth on the enclosed proxy card. In order to be timely processed, an Internet or telephone vote must be received by 11:59 p.m. Eastern Time on May 15, 2018. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your proxy card.

Beneficial Shareholders. For shareholders who own shares of the Company’s Common Stock through an intermediary, such as a broker, bank or other nominee, the ultimate intermediary is the shareholder of record but will vote your shares in accordance with your instructions. In order to have your shares voted, you will need to follow the instructions for voting provided by your broker, bank or other nominee.

REVOCABILITY OF PROXIES

Shareholders of Record. If you are a shareholder of record and you deliver a proxy pursuant to this solicitation, you may revoke that proxy at any time before it is voted by (a) giving written notice to our Corporate Secretary at the address set forth below, (b) delivering to our Corporate Secretary a later dated proxy, (c) submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed), or (d) voting in person at the Annual Meeting. Written notice of revocation or subsequent proxy should be sent to:

Wynn Resorts, Limited

c/o Corporate Secretary

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Beneficial Shareholders. If your shares are held through an intermediary, such as a bank, broker or other nominee, you must contact that person if you wish to revoke previously given voting instructions. In this case, attendance at the Annual Meeting, in and of itself, does not revoke a prior proxy.

ATTENDING THE ANNUAL MEETING

Shareholders of Record. For shareholders of record, a government-issued photo identification that matches the shareholder’s name on the Company’s stock ledger as of the close of business on the Record Date must be presented to attend the Annual Meeting.

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GENERAL INFORMATION

Beneficial Shareholders. For shareholders who own shares of the Company’s Common Stock through an intermediary, such as a broker, bank or other nominee, satisfactory proof of ownership of the Company’s Common Stock as of the close of business on the Record Date must be presented to attend the Annual Meeting. Satisfactory proof of ownership consists of a government-issued photo identification and a document that includes the shareholder’s name and confirms ownership as of the Record Date, such as (a) a copy of a voting instruction form that was mailed to the shareholder or (b) a valid, legal proxy signed by the record holder.

Persons who are not shareholders will be entitled to admission only if they have a valid legal proxy from a record holder and government-issued photo identification. Each shareholder may appoint only one proxyholder to attend on his or her behalf.

PROXY PROCEDURE AND EXPENSES OF SOLICITATION

We will retain an independent tabulator to receive and tabulate the proxies and an inspector of elections will certify the results. In addition, we have engaged Innisfree M&A Incorporated (“Innisfree“), a professional proxy solicitation firm, to assist in the solicitation of proxies for the Annual Meeting. The Company has agreed to pay Innisfree a fee of $17,500, plus reimbursement for out of pocket expenses. The address of Innisfree is 501 Madison Avenue, 20th Floor, New York, New York 10022. If you need assistance in completing your proxy card or have questions regarding the Annual Meeting, please contact Innisfree toll-free at (888) 750-5834.

All expenses incurred in connection with the solicitation of proxies will be borne by us. We will also reimburse banks, brokers and other nominees for their expenses in forwarding proxy materials to beneficial owners of Common Stock held in their names.

Solicitation may be undertaken by mail, telephone, personal contact or other similar means by directors, officers and employees without additional compensation.

SHAREHOLDER PROPOSALS

Shareholders intending to present a proposal at the 2019 Annual Meeting of Shareholders for inclusion in our proxy statement for that meeting pursuant to Rule 14a-8 of the Exchange Act must submit the proposal in writing to Wynn Resorts, Limited, Attention: Corporate Secretary, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Such proposals must comply with the requirements of Rule 14a-8 of the Exchange Act and must be received by the Company no later than December 19, 2018.

In addition, our Bylaws provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting when nomination and/or the other business are not submitted for inclusion in the Company’s proxy statement. Generally, notice of a nomination or proposal not submitted pursuant to Rule 14a-8 must be delivered to us not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice must be delivered to us not earlier than the close of business on the 120th day prior to such annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Accordingly, for our 2019 Annual Meeting, notice of a nomination or proposal must be delivered to us no later than February 15, 2019 and no earlier than January 16, 2019. Nominations and proposals also must satisfy other requirements set forth in the Bylaws. If a shareholder complies with the forgoing notice provisions and with certain additional procedural requirements in the Bylaws and SEC rules, the Company will have authority to vote shares under proxies we solicit when and if the nomination or proposal is raised at the Annual Meeting. The Chairman of the Board may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

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GENERAL INFORMATION

ANNUAL REPORT

Our financial statements for the year ended December 31, 2017, are included in our 2017 Annual Report to Shareholders, which we are providing to our shareholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are also posted on the Internet at http://www.wynnresorts.com. on the Company Information page under the “Annual Meeting” heading. If you would like to receive a printed copy of these materials, please call our Investor Relations department at (702) 770-7555 or send a written request to the Company at Wynn Resorts, Limited, c/o Investor Relations, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and we will send a copy to you without charge.

HOUSEHOLDING

Shareholders who are beneficial owners, but not the record holders, of the Company’s securities and share a single address may receive only one copy of the Company’s proxy materials, unless the broker, bank or other nominee delivering the materials has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder who wishes to receive a separate copy of the proxy materials, now or in the future, should submit his or her request to the Company by telephone at (702) 770-7555 or by submitting a written request to Wynn Resorts, Limited, c/o Investor Relations, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all shareholders at the shared address in the future.

OTHER BUSINESS

The Company is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the executed proxies on such matters as they determine appropriate in their discretion.

Wynn 2018 Proxy Statement    |    58

OUR TEAM back cover, left to right ATTENDANT Alexhander Valdez Guest Attendant, Pool HOUSEKEEPER Rosa Mona Guest Room Attendant, Housekeeping DANCER (top) Valerie Zarkowski-Volmar Performer, Aqua Theater PERFORMER Tarrell Ervin Performer, Aqua Theater HR MANAGER Nicole Martin Employee Creative & Digital Manager | Human Resources DESIGNER Alex Woogmaster Creative Director | Wynn Design and Development BUSSER Adelina Ornelas Busperson | Costa di Mare CHOCOLATIER Jeremy Vitou Assistant Executive Chef | Pastry Shop CULTURALIST Corrine Clement Vice President, Culture & Community | Wynn Resorts front cover, left to right DEALER Javier Delprado Dealer | Table Games SUPERVISOR Terri Grant Supervisor | Slots CONCIERGE Katie Kim FLORIST David Okafor CHEF David Middleton Chef de Cuisine | Lakeside LEADER Matthew Maddox Chief Executive Officer | Wynn Resorts FRONT DESK REP Diana Sanjuanico Vasquez Encore Front Desk Representative DRIVER James Riley Driver | Limousine Services inside front cover, left to right SEAMER Ana Portillo Seamer | Uniform Control ENGINEER Jan Lukac Engineer | Maintenance BUTLER TK Park Butler, Villa SALONISTA Toni Daniels Coordinator | Claude Baruk Salon STYLIST Vivi Massis
Hair Stylist | Claude Baruk Salon DJ Regg Ruck

POOL ATTENDANT HOUSEKEEPER PERFORMERS HR MANAGER DESIGNER BUSSER CHOCOLATIER CULTURALIST WYNN RESORTS, LIMITED 3131 LAS VEGAS BLVD. SOUTH LAS VEGAS, NV 89109 #WE ARE

WYNN RESORTS, LIMITED ATTN: ROXANE PEPER 3131 LAS VEGAS BLVD. SOUTH LAS VEGAS, NV 89109 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1 OF 211 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL # g 0000000000000000 SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 02 John J. Hagenbuch 03 Patricia Mulroy 01 Betsy Atkins The Board of Directors recommends you vote FOR proposals 2. and 3. 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018. 3. To approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the proxy statement. The Board of Directors recommends you vote AGAINST the following proposal: 4 . To vote on a shareholder proposal requesting a political contributions report, if properly presented at the Annual Meeting. NOTE: To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 02 0000000000 For Against Abstain 0 0 0 0 0 0 For Against Abstain 0 0 0 0000378167_1 R1.0.1.17 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date JOB# Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice &Proxy Statement are available at www.proxyvote.com. WYNN RESORTS, LIMITED Proxy for Annual Meeting of Shareholders To Be Held on May 16, 2018 This proxy is solicited by the Board of Directors The undersigned shareholder of Wynn Resorts, Limited, a Nevada corporation (the “Company”), hereby appoints Matt Maddox or Kim Sinatra, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of the Company to be held on May 16, 2018, at 9:00 am, local time, at the Encore Theater at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 (the “Annual Meeting”), and at any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such Annual Meeting and otherwise to represent the undersigned at the Annual Meeting, with the same effect as if the undersigned were present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as such proxies or their substitutes may determine on any other matters that may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeing of Shareholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES LISTED ON PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2, “FOR” PROPOSAL 3 AND “AGAINST” PROPOSAL NO. 4 (IF PROPERLY PRESENTED AT THE MEETING) AND THEY WILL BE VOTED IN THE DISCRETION OF THE PROXIES OR THEIR SUBSTITUTES ON ANY OTHER MATTER AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. 0000378167_2 R1.0.1.17 Continued and to be signed on reverse side